As filed with the Securities and Exchange Commission on March 16, 2007.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WUHAN GENERAL GROUP (CHINA), INC.
(Name of small business issuer in its charter)

Nevada	3564	84-1092589
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Canglongdao Science Park of
Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(86) 138 7113 6999
(Address and Telephone Number of Principal Executive Offices)

United Corporate Services, Inc.
202 South Minnesota St.
Carson City, NV 89703
(914) 949-9188
(Name, Address and Telephone Number of Agent for service)

Copies To:

Henry I. Rothman Marlon F. Starr Troutman Sanders LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 704-6000 Fax: (212) 704-6288

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share Underlying Series A Preferred Stock	10,287,554	$2.98	$30,656,911	$942
Common Stock Underlying Series A Warrants	6,172,531	$2.98	$18,394,143	$565
Common Stock Underlying Series B Warrants	5,615,021	$2.98	$16,732,763	$514
Common Stock Underlying Series J Warrants	9,358,370	$2.98	$27,887,943	$857
Total	31,433,476		$93,671,760	$2,878

(1)
An indeterminate number of additional shares of Common Stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuance and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked prices as reported on the OTC Bulletin Board on March 14, 2007, a date which was within five (5) days of the filing of this registration statement.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this prospectus.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 16, 2007

PROSPECTUS

Wuhan General Group (China), Inc.

31,433,476 Shares

Common Stock

This prospectus relates to the sale of shares of common stock, par value $0.0001 per share, by the selling stockholders. See “Selling Stockholders” on page 49 of this prospectus. Wuhan General Group (China), Inc. is not selling any shares pursuant to this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholders under this prospectus.

The shares of common stock covered by this prospectus include:

•	10,287,554 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock;

•	6,172,531 shares of common stock issuable upon exercise of the Series A Warrants;

•	5,615,021 shares of common stock issuable upon exercise of the Series B Warrants; and

•	9,358,370 shares of common stock issuable upon exercise of the Series J Warrants.

The Series A Convertible Stock and Series A, B and J Warrants were issued to institutional investors in a February 2007 private placement.

The prices at which the selling stockholders may sell the shares of common stock will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under the “Selling Stockholders” and “Plan of Distribution” sections in this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “WUHN.OB.”

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2007.

Until ___________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding Wuhan General Group (China), Inc. and the securities being offered hereby. Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully.

Unless the context requires otherwise, the words “Company,” “Registrant,” “we,” “us,” “our” and similar terms refer to Wuhan General Group (China), Inc. and its wholly owned subsidiaries, Universe Faith Group, Ltd. (“UFG”), Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”).

Wuhan General Group (China), Inc.

We are a holding company whose primary business operations are conducted through our subsidiary, UFG, and its operating subsidiary Wuhan Blower. Wuhan Blower is a manufacturer of industrial blowers that are components of steam-driven electrical power generation plants. Through its Wuhan Generating subsidiary, Wuhan Blower also manufactures industrial steam and water turbines, also principally for use in electrical power generation plants. Wuhan Blower and Wuhan Generating conduct all of their operations in the People’s Republic of China, which we refer to in this prospectus as PRC or China. Prior to our acquisition of UFG in February 2007, we were a publicly held shell company with no operations other than efforts to identify suitable parties for a merger transaction.

Our Corporate History

Wuhan General Group (China), Inc. was incorporated on July 19, 1988 under the laws of the State of Colorado as Riverside Capital, Inc. Riverside Capital engaged in various business endeavors, and on March 18, 1992, acquired 100% of the outstanding shares of United National Film Corporation. At that time, we changed our name to United National Film Corporation. We were not successful in the film business and in June 2001, we suspended all business activities and became a “reporting shell corporation.” In October 2006, we changed our state of incorporation from Colorado to Nevada.

On February 7, 2007, we completed a share exchange transaction, in which we issued to Fame Good International Limited, as the sole stockholder of Universe Faith Group Limited, 17,912,446 newly issued shares of our common stock in exchange for all of the issued and outstanding capital stock of UFG held by Fame. As a result, UFG became our wholly owned subsidiary and Fame became our controlling stockholder. On March 13, 2007, the Company changed its name from “United National Film Corporation” to “Wuhan General Group (China), Inc.”

UFG was incorporated in the British Virgin Islands in August 2006. Until the share exchange transaction, UFG was a wholly owned subsidiary of Fame Good International Limited, also a BVI company and now our controlling stockholder. Our President and Chief Executive Officer, Mr. Xu Jie, acquired control of Fame, and Fame acquired control of UFG, in late August 2006. Neither Fame nor UFG had any active business operations until UFG acquired Wuhan Blower in September 2006.

Wuhan Blower was founded in 1958 as the Wuhan Blower Company, a State-Owned Enterprise (“SOE”) in the People’s Republic of China and became one of the largest manufacturers of industrial blowers in central and southwest China. In 2004, Mr. Xu purchased the company with the intention of making changes to its management structure, employee utilization, plant location and general operations which would transform it from a traditional Chinese SOE into a modern, efficient operating company. Mr. Xu relocated the company to the Eastlake New Technology Development Zone in Wuhan City, with much improved access to railroads, waterways and roads necessary for the transportation of its products, and constructed a new headquarters, research and development, and manufacturing facility at this location. Principally as a result of these actions, combined with more efficient use of personnel, Wuhan Blower has experienced significant increases in revenues and net income over the last two years.

On January 9, 2007, Wuhan Blower completed its acquisition of Wuhan Generating, a manufacturer of water and steam turbines, which is a very complementary business to that of Wuhan Blower.

We are located in Wuhan, the capital of China’s Hubei Province. Hubei is centrally located and is a key player in the Chinese automotive, metallurgy, machinery, power generation, textiles and high-tech industries. Wuhan is one of the major university cities in the country, providing a highly educated workforce to the surrounding industries.

Recent Events

Private Placement

On February 7, 2007, we completed a private placement transaction in which we issued to nine institutional investors an aggregate of 10,287,554 shares of our newly created Series A Convertible Preferred Stock at a price of $2.33 per share for gross proceeds of $23,970,000. The Preferred Stock is convertible into shares of our common stock on a 1-for-1 basis and is entitled to a dividend equal to 5% per annum, payable quarterly. We also issued to the private placement investors various series of warrants to purchase an aggregate of 21,145,922 shares of our common stock at exercise prices of either $2.33 per share or $2.57 per share, subject to adjustment under certain circumstances. Certain of the warrants expire 21 months from the date of issuance and others expire five years from the date of issuance. 1st BridgeHouse Securities, LLC acted as placement agent in connection with the private placement and, in addition to cash fees, received a warrant to purchase 1,028,755 shares of our common stock (10% of the shares sold in the private placement) at an exercise price of $2.57 per share, expiring in February 2017. In addition, as the holders of the investor warrants described above exercise their warrants, 1st BridgeHouse will receive additional warrants equal to 10% of the shares issued upon such exercises.

Change of Fiscal Year and Independent Auditor

The share exchange transaction that we completed in February 2007 is being accounted for as a reverse acquisition because Fame - the sole stockholder of UFG prior to the share exchange - owned a majority of our common stock immediately following the share exchange. Thus, for accounting purposes, UFG is treated as the acquiring entity. To reflect this accounting treatment, on March 5, 2007, our Board of Directors changed the Company’s fiscal year end from June 30 to December 31 (the fiscal year end of UFG and Wuhan Blower). The Company expects that the next periodic report it will file will be its Quarterly Report on Form 10-QSB for the quarter ending March 31, 2007.

On March 5, 2007, our Board of Directors elected to continue the existing relationship of our new subsidiary UFG with Samuel H. Wong & Co. LLP, Certified Public Accountants, and appointed Wong as the Company’s independent auditor. In conjunction with the engagement of Wong, our Board of Directors dismissed S.W. Hatfield, CPA as our independent auditor.

Our executive offices are located at Canglongdao Science Park, Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200 People’s Republic of China. Our telephone number is (86) 138 7113 6999.

The Offering

Common Stock Outstanding Prior to the Offering	19,712,446 shares

Common Stock being offered by Selling Stockholders	31,433,476 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. See “Use of Proceeds.”

OTCBB Symbol	WUHN.OB

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

SUMMARY FINANCIAL INFORMATION

The following is a summary of financial information for Wuhan General Group (China), Inc. for the 11 months ended November 30, 2006 and the years ended December 31, 2005 and 2004. The following summary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes, and other financial information included herein. This information is only a summary. It does not necessarily represent or indicate what the financial position and results of operations of our company will be in the future.

The February 2007 share exchange transaction has been accounted for as a recapitalization of UFG where the Company (the legal acquirer) is considered the accounting acquiree and UFG (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of UFG. Accordingly, this summary financial information is that of the accounting acquirer (UFG).

	For the Eleven Months Ended	For the Year Ended
	November 30, 2006	December 31, 2005	December 31, 2004
SUMMARY INCOME STATEMENT DATA
Gross profit	$6,433,346	$4,165,226	$1,542,606
Operating expenses	2,719,879	2,028,754	1,347,586
Operating income	3,713,467	2,136,472	195,020
Income tax	-	-	-
Net income	3,747,307	2,371,759	248,405

SUMMARY BALANCE SHEET DATA

Current assets	$28,252,413	$16,215,344	$8,679,708
Total assets	47,597,069	28,457,735	11,810,256
Current liabilities	28,168,244	19,515,079	5,445,417
Total liabilities	28,168,244	19,515,079	5,445,417
Stockholders’ equity	19,428,825	8,942,656	6,364,839

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our shares could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting the Company. This prospectus also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this prospectus.

RISK FACTORS RELATED TO OUR BUSINESS

Our steam and water turbine business is a critical component of our growth and overall business strategy, yet we have little experience manufacturing turbines.

In late 2005, Wuhan Blower reached an understanding with many of the former management members of Wuhan Steam Turbine, a business formerly owned by China Chang Jiang Energy Corporation, whereby it would establish a new business utilizing their management and technology to manufacture small to mid-size steam and water turbines. Since that time, Wuhan Blower has begun production of a limited number of water turbines in its existing manufacturing facilities. In March 2006, Wuhan Blower broke ground on a new turbine manufacturing facility, which we expect to be completed in the second quarter of 2007. We plan to commence manufacturing steam and water turbines from this facility at such time. We anticipate that the manufacture of turbines will become a critical component of our business. However, we have little experience manufacturing turbines.

Because we have had a limited operating history in the turbine manufacturing business, it is difficult to forecast accurately our future revenues and expenses related to this segment. Additionally, our turbine operations will continue to be subject to risks inherent in the establishment of a new business, including, among other things, efficiently deploying our capital, developing our product and service offerings, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products. Our ability to generate future revenues from these operations will be dependent on a number of factors, many of which are beyond our control. To be successful, we must, among other things, complete the construction of our new manufacturing facility, integrate the former managers of Wuhan Steam Turbine and establish market recognition in this business. This will require us to expend significant resources, including capital and management time and there can be no assurance that this aspect of our business will be successful.

Wuhan Blower was privatized in 2004, so it has a limited history of operations as a non-state-owned enterprise. We may not realize the benefits of privatization as quickly as we anticipate or at the level that we expect.

Wuhan Blower was originally founded in 1958 as the Wuhan Blower Company. In 2004, Mr. Xu Jie purchased the company and implemented steps to transform it from a traditional Chinese state-owned enterprise into a modern, efficient company. Thus, we only have a very limited history of operations as a non-state-owned enterprise. We cannot assure you that we will be successful in achieving the benefits we expect from our privatization, such as increased management flexibility in implementing measures to improve our cost structure, the efficient operation of our business and the expansion into new businesses in a timely manner or at all. Factors that may cause the actual benefits we may derive from privatization to deviate from our expectations include:

•	inexperience of management in transforming and then operating a non-state-owned enterprise;

•	unanticipated adverse developments in our attempt to achieve efficient management of our workforce and operation of our business;

•	changes in regulations affecting us following our privatization; and

•	the speed with which we are able to implement more efficient management systems, and the resulting levels of cost savings.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price and Nasdaq listing. In addition, our disclosure controls may not be sufficient to ensure accurate and timely SEC reporting.

We conduct almost all of our operations through our Chinese operating subsidiaries, Wuhan Blower and Wuhan Generating. Since our Chinese operating subsidiaries were privately owned until February 2007, they do not currently have adequate financial controls and procedures and adequate disclosure controls in place. We cannot provide you with assurance that we have or will maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures still may not be adequate to assure timely and accurate financial information.

If we fail to have effective controls and procedures for financial reporting or effective disclosure controls in place, we could be unable to provide timely and accurate financial information or required disclosure and be subject to Nasdaq delisting, Securities and Exchange Commission investigation and civil or criminal sanctions.

We must implement additional and expensive procedures and controls in order to grow our business and organization and to satisfy reporting requirements, which will increase our costs and require additional management resources.
As a public reporting company, we are required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. Upon approval for listing as a public company on Nasdaq, we will also be required to comply with marketplace rules and the heightened corporate governance standards of Nasdaq. Compliance with the Sarbanes-Oxley Act and other SEC and Nasdaq requirements will increase our costs and require additional management resources. We recently have begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

We rely on third-party relationships to augment our research and development capabilities. If we fail to establish new, or maintain existing, collaborative arrangements, or if our partners do not perform, we may be unable to research and develop new products and make technological advancements.

Although we maintain our own research and development facilities, we also rely on collaborative arrangements with third-parties to research and develop new products and make technological advancements. For example, we have relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of the China Science Academy that allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics. In addition, we license technological information, and receive related technical assistance, from Mitsubishi Heavy Industries, Ltd. in connection with the majority of axial flow fans that we produce. If we fail to retain our rights under the license agreement, we would not be able to produce axial flow fans using the technical information provided by Mitsubishi. Additional collaborations may be necessary in the future. If we fail to enter into additional collaborative arrangements or fail to maintain our existing collaborative arrangements, we may not be able to compete successfully with other companies that achieve technological advancements.

Our dependence on collaborative arrangements with third-parties subjects us to a number of risks, including, among others:

•	collaborative arrangements may not be on terms favorable to us;

•	disagreements with partners may result in delays in research and development, termination of our collaboration agreements or time consuming and expensive legal action;

•
we cannot control the amount and timing of resources that our partners devote to our research and development and our partners may not allocate sufficient funds or resources to our projects, or may not perform their obligations as expected;

•	partners may choose to research and develop, independently or with other companies, alternative products or technological advancements, including products or advancements that would compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete its obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

The occurrence of any of these or similar events could adversely affect our research and development capabilities.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability insurance coverage for our operations. If we incur any losses, we will have to bear those losses without any assistance. As a result, we may not have sufficient capital to cover material damage to, or the loss of, our manufacturing facilities due to fire, severe weather, flood or other causes, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

Our results could be adversely impacted by product quality and performance.

We manufacture or install products based on specific requirements of each of our customers. We believe that future orders of our products or services will depend on our ability to maintain the performance, reliability and quality standards required by our customers. If our products or services have performance, reliability or quality problems, we may experience delays in the collection of accounts receivables, higher manufacturing or installation costs, additional warranty and service expense, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages.

Continued price volatility and supply constraints in the steel and iron markets could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

Our business is dependent on the prices and supply of steel and iron, which are the principal raw materials used in our products. The steel and iron industries are highly cyclical in nature, and steel and iron prices have been volatile in recent years and may remain volatile in the future. Steel and iron prices are influenced by numerous factors beyond our control, including general economic conditions, competition, labor costs, production costs, import duties and other trade restrictions. In the past there have been unusually rapid and significant increases in steel and iron prices and severe shortages in the steel and iron industries due in part to increased demand from China’s expanding economy and high energy prices. We do not have any long-term contracts for the purchase of steel and iron and normally do not maintain inventories of steel and iron in excess of our current production requirements. We can give you no assurance that steel and iron will remain available to us at competitive prices or that prices will not continue to be volatile. If the available supply of steel and iron declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

Expansion of our business may strain our management and operational infrastructure and impede our ability to meet any increased demand for our products. In addition, we may need additional funding to support our growth, which funding may not be available to us.

Our business plan is to grow significantly our operations by meeting the anticipated growth in demand for existing products, and by introducing new products. Our planned growth includes the development of a turbine manufacturing business. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. Our business growth also presents numerous risks and challenges, including:

•	our ability successfully and rapidly to expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant; and

•	rapid technological change.

To accommodate this growth and compete effectively, we may need to obtain additional funding to improve and expand our manufacturing facilities, information systems, procedures and controls and to expand, train, motivate and manage existing and additional employees. Funding may not be available in a sufficient amount or on favorable terms, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including in particular Xu Jie, our sole director, President and Chief Executive Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We do not have any independent directors and there is no assurance that any independent directors will be appointed or what their qualifications may be if they are appointed.

We currently have only one director, Xu Jie, who is also our President and Chief Executive Officer and, through a personal holding company, our controlling stockholder. We do not have any independent directors at this time. We plan to appoint independent directors before our common stock is listed on a national securities exchange, but we may not be able to identify independent directors qualified or willing to serve on our board.

We are a holding company and rely on the receipt of dividends from our operating subsidiaries. We may encounter limitations on the ability of our subsidiaries to pay dividends to us.

As a holding company, we have no direct business operations other than the ownership of our operating subsidiaries. Our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions relating to doing business in China as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to their corporate structure.

All of our operations are conducted in China and substantially all of our revenues are generated in China. We are required to establish reserve funds and staff and workers’ bonus and welfare funds, each of which is appropriated from net profit after taxation but before dividend distributions in accordance with Chinese law. We are required to allocate at least 10% of our net profits to the reserve fund until the balance of this fund has reached 50% of our registered capital.

In addition, the profit available for distribution from our Chinese operating subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed under generally accepted accounting principles in the United States, or GAAP. As a result, we may not receive sufficient distributions from our Chinese subsidiaries to enable us to make dividend distributions to our stockholders in the future and limitations on distributions of the profits of our Chinese operating subsidiaries could negatively affect our financial condition and assets, even if our GAAP financial statements indicate that our operations have been profitable.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We enjoy certain preferential tax concessions and loss of these preferential tax concessions would cause our tax liabilities to increase and our profitability to decline.

The applicable corporation income tax rate in the PRC is 33%. However, since we qualify as a high-technology enterprise under applicable regulations, we currently receive preferential tax treatment. We were granted a two-year exemption from income tax that will expire in November 2007. For the three years after the expiration of our tax exemption, we will pay income tax at the rate of 7.5%. After November 2010, we will be subject to an income tax rate of 15% for as long as we continue to qualify for such treatment as a high-technology enterprise. There can be no assurance that we will continue to qualify for the preferential tax treatment. If we do not continue to receive our tax exemption or do not receive the reduced income tax rates thereafter, our tax liabilities will increase and our net income will decrease accordingly.

Our quarterly and annual revenues and operating results are volatile and difficult to predict.

Our quarterly and annual revenues and operating results may vary depending on a number of factors, including, but not limited to: fluctuating customer demand, delay or timing of shipments, construction delays, changes in product mix or market acceptance of new products; manufacturing or operational difficulties that may arise due to quality control, capacity utilization of our production equipment or staffing requirements; and competition, including the introduction of new products by competitors, adoption of competitive technologies by our customers and competitive pressures on prices of our products and services. Our failure to meet quarterly or annual revenue and operating result expectations would likely adversely affect the market price of our common stock.

RISKS RELATED TO THE MARKET FOR OUR STOCK AND OUR CAPITAL STRUCTURE

There is only a limited trading market for our common stock currently, and there is no assurance that a more robust, established public trading market will develop. The failure of a more established trading market to develop may adversely affect the ability of our investors to sell their shares in the public market.

Our common stock is not currently listed for trading on any national securities exchange. The OTC Bulletin Board does provide quotations of trades of our shares, but relatively few shares are traded. We intend to apply for the listing of our common stock on an exchange, such as the Nasdaq Stock Market or the New York or American Stock Exchanges, as soon as we are able to meet initial listing requirements. There is no guarantee as to whether or when we will satisfy such listing requirements or that any exchange will permit our shares to be listed and traded.

The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or the New York or American Stock Exchanges. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the stock exchanges. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to sell their securities at or near their original offering price or at any price.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares offered for sale pursuant to this prospectus on behalf of the selling stockholders are “restricted securities” as defined in Rule 144 under the Securities Act. This prospectus is part of a registration statement that we agreed to file so the selling stockholders could sell these shares into the public market. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. All of the shares included in the registration statement as described above may be freely sold and transferred once the SEC declares the registration statement effective.

Shares eligible for future sale may adversely affect the market price of our common stock, as the potential future sales of a substantial amount of stock in the public marketplace could reduce the price of our common stock.

In addition to the common stock offered pursuant to this prospectus, beginning on February 7, 2008, which is one year following the closing of the share exchange, our controlling stockholder may be eligible to sell shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. Such stockholder owns 17,912,446 shares of our common stock. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of March 16, 2007, 1% of our issued and outstanding shares of common stock was approximately 200,000 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

We may not realize the benefits that we hoped to derive as a result of the February 2007 share exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that are publicly traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

In addition, the attention and effort devoted to achieving the benefits of the share exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from operational issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our new management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our new management team, which has no experience operating a U.S. public company, will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased administration and general expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of a public company’s internal control over financial reporting, and attestation of this assessment by the public company’s independent registered public accountants. The Securities and Exchange Commission extended the compliance dates for non-accelerated filers (as defined by the SEC), which includes us. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. No assurance can be given that we will qualify for an exemption from such rules. As a “penny stock,” our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our shares and may affect the ability of purchasers to sell any of our shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our principal stockholder has the ability to control our operations, including the election of our directors.

Fame Good International Limited, a holding company controlled by our President and Chief Executive Officer, Xu Jie, is the owner of approximately 91% of our outstanding voting securities (excluding shares of our Series A Convertible Preferred Stock which, until converted into common stock, only vote as a class on certain matters affecting such preferred stock). As a result, Mr. Xu possesses significant influence, giving him the ability, among other things, to elect each member of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer. Mr. Xu’s interests may differ from the interest of our other stockholders.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorize the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Changes or events that could possibly occur, among others, are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is subject to the uncertain legal environment in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign investment enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign investment enterprises to hold licenses and permits such as requisite business licenses.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our manufacturing facilities or offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues are settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign investment enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition and the value of our shares.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including the U.S. dollar, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued a Notice on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies.

In accordance with the notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local provincial SAFE branch with respect to their establishment of an offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident stockholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revised China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which onshore-offshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our PRC and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the share exchange in February 2007. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and computer, financial and other control systems. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet standards required of U.S. public companies. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with Securities and Exchange Commission (“SEC”) rules and regulations and the requirements of the Sarbanes-Oxley Act. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business.

Our business may be adversely affected as a result of China’s entry into the World Trade Organization (“WTO”) because the preferential tax treatments available to us may be discontinued and foreign manufacturers may compete with us in the PRC.

The PRC became a member of the WTO on December 11, 2001. The current tax benefits that we enjoy may be discontinued as a result of the PRC’s membership in the WTO. If this happened, our profitability would be adversely affected. In addition, we may face additional competition from foreign manufacturers if they set up their production facilities in the PRC or form Sino-foreign joint ventures with our competitors in the PRC. In the event that we fail to maintain our competitiveness against these competitors, our profitability may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws, against us or our management.

Almost all of our current operations are conducted in China. Moreover, all of our directors and officers are currently nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical fact and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, growth of our blower business and establishment of our turbine business. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “projects,” “should,” and similar expressions, or the negatives of such terms, identify forward-looking statements.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	vulnerability of our business to general economic downturn;

•	changes in the laws of the PRC that affect our operations;

•	our failure to meet or timely meet contractual performance standards and schedules;

•	our dependence on the steel and iron markets;

•	exposure to product liability and defect claims;

•	our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•	the other factors referenced in this prospectus, including, without limitation, under the section entitled “Risk Factors.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering.

DESCRIPTION OF BUSINESS

Overview

We are a holding company whose primary business operations are conducted through our subsidiary, UFG, and its operating subsidiary Wuhan Blower. Wuhan Blower is a manufacturer of industrial blowers that are components of steam-driven electrical power generation plants. Through its Wuhan Generating subsidiary, Wuhan Blower also manufactures industrial steam and water turbines, also principally for use in electrical power generation plants. Wuhan Blower and Wuhan Generating conduct all of their operations in the People’s Republic of China, which we refer to in this prospectus as PRC or China. Prior to our acquisition of UFG in February 2007, we were a publicly held shell company with no operations other than efforts to identify suitable parties for a merger transaction.

Our Corporate History

Wuhan General Group (China), Inc. was incorporated on July 19, 1988 under the laws of the State of Colorado as Riverside Capital, Inc. On February 28, 1989, Riverside Capital completed a public offering of 20,500,000 units (consisting of common stock and warrants) at an offering price of $0.01 per unit. Riverside Capital engaged in various business endeavors, and on March 18, 1992, acquired 100% of the outstanding shares of United National Film Corporation. At that time, we changed our name to United National Film Corporation. We were not successful in the film business and in June 2001, we suspended all business activities and became a “reporting shell corporation.” As such, we had no operations other than maintaining our public company status and searching for a suitable party with which to execute a reverse merger transaction, in which a previously private company takes on our public company status. In October 2006, we changed our state of incorporation from Colorado to Nevada.

On February 7, 2007, we completed a share exchange transaction, in which we issued to Fame Good International Limited, as the sole stockholder of Universe Faith Group Limited, 17,912,446 newly issued shares of our common stock in exchange for all of the issued and outstanding capital stock of UFG held by Fame. As a result, UFG became our wholly owned subsidiary and Fame became our controlling stockholder. On March 13, 2007, the Company changed its name from “United National Film Corporation” to “Wuhan General Group (China), Inc.”

Background and History of UFG and Wuhan Blower

UFG was incorporated in the British Virgin Islands in August 2006. Until the share exchange transaction in February 2007, UFG was a wholly owned subsidiary of Fame Good International Limited, also a BVI company and now our controlling stockholder. Our President and Chief Executive Officer, Mr. Xu Jie, acquired control of Fame, and Fame acquired control of UFG, in late August 2006. Neither Fame nor UFG had any active business operations until UFG acquired Wuhan Blower in September 2006.

Wuhan Blower was founded in 1958 as the Wuhan Blower Company, a State-Owned Enterprise (“SOE”) and became one of the largest manufacturers of industrial blowers in central and southwest China. In 2004, Mr. Xu purchased the company with the intention of making changes to its management structure, employee utilization, plant location and general operations which would transform it from a traditional Chinese SOE into a modern, efficient operating company. Mr. Xu relocated the company to the Eastlake New Technology Development Zone in Wuhan City, with much improved access to railroads, waterways and roads necessary for the transportation of its products, and constructed a new headquarters, research and development, and manufacturing facility at this location. Principally as a result of these actions, combined with more efficient use of personnel, Wuhan Blower has experienced significant increases in revenues and net income over the last two years.

On January 9, 2007, Wuhan Blower completed its acquisition of Wuhan Generating, a manufacturer of water and steam turbines, which is a very complementary business to that of Wuhan Blower. We are in the process of constructing a new turbine manufacturing facility in Wuhan for Wuhan Generating, which we expect to become operational in the second quarter of 2007.

We are located in Wuhan, the capital of China’s Hubei Province and the fifth largest city in China. Hubei is centrally located and is a key player in the Chinese automotive, metallurgy, machinery, power generation, textiles and high-tech industries. Wuhan is one of the major university cities in the country, providing a highly educated workforce to the surrounding industries.

Acquisition of UFG and Related Financing

On February 7, 2007, we completed the share exchange transaction, also known as a “reverse acquisition” transaction, whereby UFG became our wholly owned subsidiary and Fame became our controlling stockholder.

Upon the closing of the share exchange transaction, Glenn A. Little, then our sole director and officer, submitted his resignation from all offices that he held effective immediately. Xu Jie, the President and Chief Executive Officer of Wuhan Blower, was appointed our President, Chief Executive Officer and sole director. In addition, the Wuhan Blower executive officers became our executive officers.

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with UFG as the acquirer and Wuhan General Group (China), Inc. as the acquired party. As a result, the Company is deemed to be a continuation of the business of UFG. Accordingly, the accompanying consolidated financial statements are those of the accounting acquirer (UFG). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

Also on February 7, 2007, we completed a private placement transaction in which we issued to nine institutional investors an aggregate of 10,287,554 shares of our newly created Series A Convertible Preferred Stock at a price of $2.33 per share for gross proceeds of $23,970,000. The Preferred Stock is convertible into shares of our common stock on a 1-for-1 basis and is entitled to a dividend equal to 5% per annum, payable quarterly. We also issued to the private placement investors various series of warrants to purchase an aggregate of 21,145,922 shares of our common stock at exercise prices of either $2.33 per share or $2.57 per share, subject to adjustment under certain circumstances. Certain of the warrants expire 21 months from the date of issuance and others expire five years from the date of issuance. For a more detailed description of the terms of the Preferred Stock and the warrants, see “Description of Securities—Preferred Stock” and “—Series A, B and J Warrants.”

1st BridgeHouse Securities, LLC acted as placement agent in connection with the private placement and, in addition to cash fees, received a warrant to purchase 1,028,755 shares of our common stock (10% of the shares sold in the private placement) at an exercise price of $2.57 per share, expiring in February 2017. In addition, as the holders of the investor warrants described above exercise their warrants, 1st BridgeHouse will receive additional warrants equal to 10% of the shares issued upon such exercises. For a more detailed description of the terms of the placement agent warrants, see “Description of Securities—Series C, AA, BB and JJ Warrants.”

In connection with the private placement, Fame, as UFG’s sole stockholder, entered into a securities escrow agreement with the private placement investors in which Fame agreed to certain “make good” provisions. In the securities escrow agreement, the parties established minimum performance thresholds for the 12 months ending December 31, 2007 and December 31, 2008. The 2007 performance threshold is earnings per share equal to $0.465 per share (based on 30,000,000 shares outstanding) and the 2008 performance threshold is net income equal to $22,000,000. Fame deposited into escrow a total of 9,000,000 shares of our common stock. If we do not achieve the 2007 or 2008 performance thresholds, some or all of the escrowed shares will be delivered pro rata to the private placement investors, with the amount distributed dependent upon the amount by which we fail to achieve the performance thresholds. If we meet or exceed both performance thresholds, the escrowed shares will be returned to Fame. In each case in which escrowed shares are distributed, only those private placement investors who remain our stockholders at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares. The foregoing is only a summary of the “make good” arrangements and is qualified by the exact terms of those provisions contained in the securities escrow agreement which was filed as Exhibit 10.4 to our Form 8-K filed on February 13, 2007.

Our Products

We engage primarily in the design, development, manufacture and sale of industrial blowers in China. Our industrial blowers are used primarily in steam-driven electrical power generation plants. In addition, we have begun production of water turbines in our existing facilities. Once our new turbine manufacturing facility is completed, which we believe will occur in the second quarter of 2007, we will expand production of water turbines and begin producing steam turbines. Steam and water turbines also will be manufactured principally for use in electrical power plants.

Industrial Blowers

Industrial Blowers Generally

Industrial blowers are used to move very large volumes of air. When used in conjunction with an industrial furnace in steam-driven electrical power generation plants, they:

•	blow air into the firebox in order to increase oxygen and improve combustion;

•	blow fuel (primarily coal dust) into the firebox; and

•	suck out waste gases.

If pollution control is required for the waste gases, then:

•	a blower will propel the exhaust gases through a pollution reduction unit (such as a de-sulphurization unit); and

•	a final blower will push the “cleaned” gases to and through the smokestack.

Industrial blowers are custom-made for the specific installation in which they will be used. The blower can be driven by an industrial scale electric motor, a diesel engine or a steam turbine. In addition to their use in power generation plants, industrial blowers are also used in the metallurgy and petrochemicals industries, as well as for ventilation in mines, mass transit (subways, tunnels, stations) and sewage treatment (for aeration).

Our Industrial Blower Products

Our primary blower products are:

•
Axial fans. These consist of a bladed impeller (fan) in an elongated cylindrical casing and are primarily used to provide high-volume, low-pressure air for larger power stations of 200 to 1,000 megawatts.

•
Centrifugal Blowers. These consist of a “squirrel cage” type impeller (or rotor) in a scroll- or spiral-shaped casing. Air is drawn into the center of the squirrel cage through a hole in the side of the casing and is thrown out at a right angle by the rotational force. These blowers provide lower volumes of air, but at higher pressures, and are used in medium-sized power stations of 100 to 300 megawatts for blowing coal dust into furnaces. They are also used for aeration in sewage treatment plants.

When required for noise abatement purposes, we also manufacture silencers or “mufflers” fitted to the exhaust side of our centrifugal blowers. These silencers are very similar in form and function to the muffler on an automobile: the silencer interior is fitted with perforated metal trays stuffed with a sound absorbing material such as fiberglass.

We are one of the largest suppliers of industrial blowers in our market to the Chinese electrical power generation industry, which is growing rapidly. All of our products are custom-built for specific purchasers. The majority of our product revenue comes from competitive bidding.

A typical blower costs approximately $90,000 and takes three months to build, from design to finish. We are currently operating at about 65% of capacity and are producing approximately 200 blower/fan units per year.

The manufacture of these products combines both low-tech and high-tech processes. The low-tech process consists of the cutting and welding of the steel for both the rotors and the casings. The high-tech process consists of the product design, the “finish” manufacturing of the rotor shafts, and the balancing of the rotor assemblies.

We make extensive use of computer aided design (CAD) and computer aided engineering (CAE) in the design phase of our manufacturing process. In particular, CAE provides us with the ability to do finite element analysis of our rotor designs, while CAD allows us to do three dimensional modeling (to include molding coordinates for the fan/blower blades) and design of the inlet and outlet parameters. Our relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of the China Science Academy allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics.

We have the only acoustics lab in our industry in China, which we share with our university partners and which the China Fan Performance Test Center uses for all its work. Mr. Liu Shupeng, our Vice General Manager in blowers is also the deputy director general of the Fan Association of China, as well as the director of the Industry Standards Association.

Through the use of the above technologies, we are able to design fans/blowers of the highest efficiency providing precisely the volumes and pressures required.

Parts purchased from third parties consist mainly of the electric motor specified by the client (normally equal to about 20% of the build cost of the assembly), bearing castings and steel.

According to the China Blower Association, the Chinese market for industrial blowers of our type is estimated to be approximately $875 million in 2007 and is forecast to be approximately $1.875 billion in 2010. The industrial blower market is driven not only by new plant construction and the replacement market, but also by the new mandates for pollution control equipment in new plant construction, of which blowers are a critical part.

Turbines

Steam Turbines Generally

In a steam-driven electrical power generation plant, blowers like those we manufacture feed fuel and air into a large furnace. The primary purpose of the furnace is to produce steam for the powering of steam-driven turbines. A stream turbine takes the force of the steam and converts it into rotary motion, which is then used to drive machinery.

Steam turbines are normally categorized by their output in watts – kilowatts through megawatts. A small steam turbine of 750 kilowatts is capable of lighting 7,500 100-watt light bulbs. A large 500 megawatt turbine can light 5 million 100-watt light bulbs or supply the power for a medium-sized city.

Steam turbines are high-precision, high-tolerance pieces of machinery and in many respects are similar to a jet engine. Each is built-to-order according to the design specifications of the customer. In general, they are very large pieces of machinery with extremely heavy castings. The manufacture of steam turbines, like blowers, requires both low-tech and high-tech processes.

Water Turbines Generally

For those applications where the customer is close to a source of water power and does not need steam for other applications in its plant, a water turbine may be more economical than a steam turbine. In this case, the cost of building a source of water pressure (typically a dam) and the viaduct to the water turbine must be weighed against the cost of building a steam plant. In general, water turbines have lower tolerances and are considered lower technology than steam turbines.

A water turbine operates very much like an enclosed water wheel - high velocity incoming water pushes against the turbine blades, forcing the turbine to rotate and provide power to the attached generator set.

As with a steam turbine, each is built-to-order according to the design specifications of the customer. The most important consideration in the design is the height of the water column above the turbine, which will determine how large the turbine must be and how fast it must turn to achieve the desired power output.

Our Turbine Products

We have only recently begun production of water turbines from our existing manufacturing facilities. We are in the process of constructing a separate turbine manufacturing facility. We anticipate that construction will be completed in the second quarter of 2007.

Upon completion of our new turbine manufacturing facility, we currently plan to manufacture the following four types of steam turbines:

•	Regular steam turbines - these turbines are designed to make maximum use of the steam, with any waste steam vented into the atmosphere through cooling towers.

•	Co-generation turbines - these turbines are designed to provide for the use of “waste steam” by a co-located industrial plant (such as a paper or chemical plant).

•
“Heat-centric” turbines - these turbines are used by municipalities with a central steam system for home and factory use. The turbine is able to use this lower-pressure steam for incremental power output.

•
“Variable pressure output” turbines - these turbines have the ability to provide waste steam at two or more pressures. Fundamentally, they allow for tapping the steam at different pressure stages in the generator.

Steam turbine production is characterized by low unit volume with high unit revenue and margins. While it is difficult to generalize, a 100 megawatt steam turbine costs approximately $7 to 8 million and takes eight to ten months to build. We anticipate producing 300 megawatts of steam turbines in 2007.

Water turbines, on the other hand, bear a stronger resemblance (in manufacture) to our traditional industrial blowers. A water turbine resembles a blower operating in reverse, powered by water rather than air. This similarity allowed us to begin production of water turbines in our existing facilities; we expect to start delivering water turbines in the first quarter of 2007.

A typical ten megawatt water turbine costs approximately $600,000 and takes four to six months to construct. We anticipate producing 270 megawatts of water turbines in 2007.

The design and manufacturing of steam and water turbines require a high degree of engineering skill. We have a close relationship with Beijing 3-D, a high tech enterprise co-sponsored by the Chinese Academy of Sciences for the purpose of developing new designs and manufacturing technology for the power generation equipment manufacturing industry in China. Beijing 3-D has developed world-class 3-dimensional CAD tools for use in the design of steam and water turbines. We anticipate obtaining rights to this technology in exchange for payment of a sales royalty on turbines utilizing the technology, although no formal agreement is currently in place. We believe this technology will give us significant advantages in providing our customers with the highest quality turbines, tailored precisely to their needs. Through its use, we believe we will be able to:

•	increase steam generator thermal efficiency by approximately 5% to 7%;

•	reduce coal consumption by approximately 15 to 21g per KWH; and

•	increase megawatt output by approximately 10% per unit.

As a result, we believe that we can compete effectively in the turbine market. We will also be providing for China’s need for cleaner and more efficient electric power production.

Development of Our Steam and Water Turbine Business Opportunity

On January 9, 2007, Wuhan Blower completed its acquisition of Wuhan Generating. Until its acquisition, Wuhan Generating had been an affiliated company newly formed to manufacture turbines. In 2004, Siemens AG acquired the assets and business of the Wuhan Turbine Works (formerly owned by China Chang Jiang Energy Corporation) for steam turbines of 300+ megawatts. Wuhan Generating then acquired the technology necessary to manufacture steam turbines of up to 300 megawatts and water turbines of up to 200 megawatts. In addition, Wuhan Generating has arranged to employ a number of the management team members of Wuhan Turbine Works, which provides us with decades of industry and technical experience.

We intend to utilize a management strategy for Wuhan Generating that is similar to the one we used for Wuhan Blower during its first two years: management and employee restructuring, movement to a new facility (on our existing premises) and an intense focus on research and development.

We have already begun construction of the new turbine manufacturing facility in Wuhan adjacent to our current manufacturing facilities. Wuhan Generating’s manufacturing facility is scheduled for completion in the second quarter of 2007. However, by utilizing outsourcing and our existing blower manufacturing equipment, we have committed to deliver our first water turbine during the first quarter of 2007.

The launch of the turbine business puts us on a high-margin per unit business path, offering us exceptional growth opportunities by participating in China’s dynamic growth in electrical generating capacity requirements.

We are spending approximately $22.5 million on the new turbine plant and related equipment, most of which funding was derived from the net proceeds of our recent private placement. The new workshop is planned to be approximately 247,500 square feet with a hoist crane capacity of 160 tons. We intend to purchase and install large, high-precision equipment such as a 20 foot vertical boring lathe, a 39 foot precision horizontal lathe, two numerically controlled boring and milling machines, and a large dynamic-balance machine with a high-precision and numerically controlled machining center.

In starting our turbine enterprise, we have a seasoned, tested management team, the availability of cutting-edge design and manufacturing technology and a brand-new fabrication facility. With these assets, we believe we have assembled the pieces to create the predominant steam and water turbine manufacturer in China.

Our Market

The market for blowers, steam turbines and water turbines in China is directly driven by the growth in the country’s overall demand for electricity and the now-mandated requirement for electrical generating equipment that is both more fuel efficient and less polluting.

We believe China currently has the second greatest amount of installed electricity capacity of any nation, accounting for about approximately 9.8% of the world’s total installed generating capacity and trailing only the United States. It is estimated that China is building the equivalent of Canada’s entire electricity generating system approximately every five years.

The Woodrow Wilson International Center for Scholars recently published “Energy in China Fact Sheet,” which notes the following:

•	China’s electricity demand outstrips supply in 24 of 30 provinces;

•	China is building a new 1,000 megawatt coal-fired power plant every week; and

•	Over the past two years, over two-thirds of the country has suffered from brownouts during the summer months.

To combat the shortfalls in electrical supply, the Chinese government made the increase in installed capacity a major part of the 10th (2005) and 11th (2010) Five Year Plans. Installed electrical capacity has more than doubled in the last 10 years and is expected to more than double again from year 2000 to 2010.

China’s electrical capacity is installed not only in centralized major power production plants, but also often on the premises of major industrial facilities. The on-site production of power allows a company to avoid brownouts or complete loss of service. In this manner, many companies have insulated themselves from the short-fall in overall capacity.

Our Customers

In our blower manufacturing business (we have only recently entered the turbine manufacturing business), we currently have a broad base of over 300 customers. Except for Mitsubishi as previously noted, no customer represents over 5% of our sales.

Raw Materials and Supplies

The principal raw materials used in the manufacture of our products are rolled steel and iron. We believe these materials are widely available from multiple sources, though we primarily obtain them from three suppliers: Wuhan Iron and Steel Group, Baoshan Iron & Steel Co. and Jinan Iron & Steel Co.

Research and Development

We believe that our research and development facilities are among the most advanced in the industry. Our R&D department operates out of a new facility at our Wuhan campus. Our relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of China Science Academy allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics. We have the only acoustics lab in our industry in China, which we share with our university partners and which the China Fan Performance Test Center uses for all of its work. During 2005, R&D expense was approximately 2% of sales and we expect R&D expense to be approximately 5% of 2006 sales. We are able to pass these costs through to the customer through the sales price of our products.

Our Competition

We believe that there are currently approximately 500 blower/fan manufactures in China, but that most of these are small and do not have the R&D and manufacturing resources that we do. We compete mainly with five large scale manufacturers, each of which is roughly the same size as the Company. We believe there are approximately five significant manufacturers of steam and water turbines with whom we compete. In both our blower and turbine businesses, we compete primarily on the basis of reputation, price, quality, engineering, timeliness and post-purchase services.

Regulation

We do not face any significant government regulation of our business or in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of March 16, 2007, we employed approximately 450 full-time employees.

Wuhan Blower has, and Wuhan Generating will have, a trade union that protects employees’ rights, aims to assist in the fulfillment of our economic objectives, encourages employee participation in management decisions and assists in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in the PRC participate in a state pension scheme organized by Chinese municipal and provincial governments. In addition, as required by PRC law, we provide employees in the PRC with various types of social insurance, including medical insurance, unemployment insurance and occupational injury insurance.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of up to 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Wuhan Blower is located in the Eastlake New Technology Development Zone in the southernmost part of Wuhan city, Hubei Province, People’s Republic of China, where we have easy access to the railroads, waterways and roads necessary for the transportation of our products and where we operate in a brand new facility in a campus-like setting. We occupy a land area of approximately 1,400,000 square feet with 645,000 square feet of administration and factory space. We are in the process of constructing a turbine manufacturing facility, which will occupy an additional 247,500 square feet.

We have sales offices in the following cities:

•	Xi’an;

•	Guangzhou;

•	Shanghai;

•	Beijing;

•	Chongqing; and

•	Nanjing.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

As a result of the share exchange or “reverse acquisition” transaction consummated on February 7, 2007, Wuhan General Group (China), Inc. became a holding company conducting operations through two indirect operating subsidiaries: Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”), each a company operating in China. A wholly owned subsidiary of the Company, Universe Faith Group Limited (“UFG”), owns 100% of the capital stock of Wuhan Blower, which in turn owns 100% of the capital stock of Wuhan Generating. Our corporate structure is as follows:

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with UFG as the acquirer and Wuhan General Group (China), Inc. as the acquired party. As a result, the Company is deemed to be a continuation of the business of UFG. Accordingly, the accompanying consolidated financial statements are those of the accounting acquirer (UFG). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

The information and data contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect the operating results and financial condition for the years ended December 31, 2005 and 2004 and the eleven months ended November 30, 2006 and 2005.

Eleven Months Ended November 30, 2006 Compared to Eleven Months Ended November 30, 2005

Sales. Sales increased $5.42 million, or 65.42% to $13.71 million for the eleven months ended November 30, 2006 from $8.29 million for the same period in 2005. This increase was mainly attributable to the increased market demand for our products due to growth in the number of steel factories and power plants which require industrial blowers, as well as heightened environmental standards in China which require existing factories and plants to install blower technology.

Cost of Sales. Our cost of sales increased $2.74 million, or 60.44%, to $7.27 million for the eleven months ended November 30, 2006 from $4.53 million during the same period in 2005. This increase was due to the increase in sales. As a percentage of sales, the cost of sales was 53.06% during the eleven months ended November 30, 2006 compared to 54.71% in the same period of 2005. This decrease was primarily attributable to economies of scale that we achieved by producing more blowers.

Gross Profit. Our gross profit increased $2.68 million to $6.43 million for the eleven months ended November 30, 2006 from $3.75 million for the same period in 2005. Gross profit as a percentage of sales was 46.94% for the eleven-month period ended November 30, 2006 compared to 45.29% during the same period in 2005.

Selling Expenses. Our selling expenses increased $331,127, or 76.95%, to $761,420 for the eleven months ended November 30, 2006 from $430,293 for the same period in 2005. As a percentage of sales, selling expenses were 5.56% for the eleven months ended November 30, 2006 compared to 5.19% for the same period in 2005. This increase as a percentage of sales was primarily attributable to the creation and maintenance of a new Company website and other marketing initiatives.

Administration and General Expenses. Our administration and general expenses increased $256,012, or 20.47%, to $1.51 million for the eleven months ended November 30, 2006 from $1.25 for the same period in 2005. As a percentage of sales, administration and general expenses were 10.99% for the eleven months ended November 30, 2006 compared to 15.10% for the same period in 2005. This decrease as a percentage of sales was primarily attributable to more efficient controls of our administration and general expenses, as well as increased economies of scale stemming from our increased sales.

Interest Expense. Our interest expense increased $201,626, or 80.65%, to $451,614 for the eleven months ended November 30, 2006 from $249,988 for the same period in 2005. As a percentage of sales, interest expense was 3.30% for the eleven months ended November 30, 2006 compared to 3.02% for the same period in 2005. The dollar increase was primarily attributable to our increased reliance on bank debt and an increase in the interest rates charged on such debt.

Operating Income. Our operating income increased $1.89 million to $3.71 million for the eleven months ended November 30, 2006 from $1.82 for the same period in 2005. As a percentage of sales, operating income was 27.09% for the eleven months ended November 30, 2006 compared to 21.98% for the same period in 2005. This increase was due primarily to increased efficiency that has come from privatization.

Other Income. Our other income decreased $90,139, or 71.88%, to $35,269 for the eleven months ended November 30, 2006 from $125,408 for the same period in 2005. As a percentage of sales, other income was 0.26% for the eleven months ended November 30, 2006 compared to 1.51% for the same period in 2005. This decrease was primarily attributable to decreased sales of spare parts, partially offset by a tax rebate during the eleven month period ended November 30, 2006.

Income Taxes. Due to a tax exemption, Wuhan Blower and Wuhan Generating were not subject to income tax during the eleven months ended November 30, 2006 or during the same period in 2005.

Net Income. Net income increased $1.81 million, or 93.71%, to $3.75 million during the eleven months ended November 30, 2006 from $1.93 million during the same period in 2005, as a result of the factors described above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales. Sales increased $7.43 million, or 185.48%% to $11.44 million in 2005 from $4.01 million in 2004. This increase was mainly attributable to the increased market demand for our products due to growth in the number of steel factories and power plants which require industrial blowers.

Cost of Sales. Our cost of sales increased $4.81 million, or 195.15%, to $7.28 million in 2005 from $2.47 million in 2004. This increase was due to the increase in sales. As a percentage of sales, the cost of sales was 63.59% in 2005 compared to 61.51% in 2004. This increase was primarily attributable to increased spending on research and development, marketing costs, creation of a company website, and expenses related to sales of ancillary services and products.

Gross Profit. Our gross profit increased $2.62 million to $4.17 million in 2005 from $1.54 million in 2004. Gross profit as a percentage of sales was 36.41% in 2005 compared to 38.49% in 2004.

Selling Expenses. Our selling expenses increased $178,763, or 33.59%, to $710,973 in 2005 compared to $532,210 in 2004. As a percentage of sales, selling expenses were 6.21% in 2005 compared to 13.28% in 2004. This decrease as a percentage of sales was primarily attributable to the decrease in salary and employment expenses following the privatization of the company.

Administration and General Expenses. Our administration and general expenses increased $282,428, or 36.28%, to $1.06 million in 2005 from $778,417 in 2004. As a percentage of sales, administration and general expenses were 9.27% in 2005 compared to 19.42% in 2004. This decrease as a percentage of sales was primarily attributable to more efficient control of our administration and general expenses, following the privatization of the company.

Interest Expense. Our interest expense increased $219,977, or 595.19%, to $256,936 in 2005 from $36,959 in 2004. As a percentage of sales, interest expense was 2.25% in 2005 compared to 0.92% in 2004. This increase is attributable to four new loans taken by the Company, two of which have interests rates of 5.859% per annum and two of which have interest rates of 6.138% per annum. The aggregate amount outstanding on these loans amounts was $9,494,141 at December 31, 2005.

Operating Income. Our operating income increased $1.94 million to $2.14 million in 2005 from $195,020 in 2004. As a percentage of sales, operating income was 18.67% in 2005 compared to 4.87% in 2004. This increase was primarily attributable to increased sales, the increased efficiency that has come with privatization, as well as a 2004 company restructuring that hampered productivity during 2004.

Other Income. Our other income increased $182,972 to $237,099 in 2005 from $54,127 in 2004. As a percentage of sales, other income was 2.07% in 2005 compared to 1.35% in 2004. This increase was primarily attributable to a significant increase in the sales of spare parts in 2005, as well as a tax refund of $72,910 and sundry income of 27,896.

Income Taxes. Due to a tax exemption, Wuhan Blower was not subject to income tax in 2005 or 2004.

Net Income. Net income increased $2.12 million, or 854.80%, to $2.37 million in 2005 from $248,405 in 2004, as a result of the factors described above.

Liquidity and Capital Resources

As of November 30, 2006, we had cash and cash equivalents (including restricted cash) of $1.82 million.

As of November 30, 2006, we had banking facilities in the form of bank loans and loan facilities from other non-bank entities totaling approximately $13.1 million (based on an exchange rate of 7.85 RMB per 1 U.S. dollar). Information regarding these loans is set forth below in US $.

			Interest Rate
Name of Bank	Amount	Due Date	per annum

Bank of Communication	$4,715,418	4/11/2007	6.615%
Bank of Communication	$1,338,159	4/11/2007	6.615%
CITIC Industrial Bank	$2,421,431	10/12/2007	6.732%
Shanghai Pudong Development Bank	$2,039,100	10/18/2007	6.426%
Agricultural Bank of China	$2,548,875	10/31/2007	6.732%
9 Notes	$63,722	Various Dates	-
	$13,126,705

We plan to either repay this debt as it matures or refinance this debt with other debt.

On February 7, 2007, immediately following the consummation of the share exchange, we completed a private placement of Series A Convertible Preferred Stock and warrants to accredited investors. As a result of this private placement, we received approximately $24.0 million in gross proceeds. After the deduction of sales commissions and offering expenses, we received approximately $20.8 million in net proceeds.

We anticipate significant capital expenditure requirements over the next year. Specifically, we expect to spend approximately $22.5 million on the construction of and equipment for our turbine manufacturing facility. These capital expenditures will be funded principally from the net proceeds of our February 2007 private placement; the balance of these capital expenditures will be funded from working capital.

We expect our liquidity to increase over the next 12 months due to anticipated increased sales of our blower products and the commencement of sales of our turbine products, once that manufacturing facility comes online, combined with anticipated increased demand for both products.

We believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities referred to above, should be adequate to sustain our operations at our current levels through at least the next 12 months.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Method of Accounting: We maintain our general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies that we have adopted conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Consolidation: The interim consolidated financial statements include the accounts of the Company and its subsidiaries, Wuhan Blower and Wuhan Generating. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

Economic and Political Risks: Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Use of Estimates: In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents: We consider all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. We maintain bank accounts only in the PRC. We have historically not maintained any bank accounts in the United States of America.

Accounts Receivable-Trade: Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Inventory: Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Property, Plant, and Equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	30 years
Machinery and Equipment	10 years
Furniture and Fixtures	5 years
Motor Vehicles	5 years

Intangible Assets: Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

Accounting for Impairment of Long-Lived Assets: We adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of November 30, 2006, there were no significant impairments of long-lived assets.

Revenue Recognition: Revenue from the sale of our products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Research and Development: All research and development costs are expensed as incurred.

Foreign Currency Translation: We maintain our financial statements in the functional currency. Our functional currency is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements, which are prepared using the functional currency, have been converted into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	Eleven Months Ended November 30, 2006	Year Ended 2005	Year Ended 2004
Year or period end RMB: US$ exchange rate	7.84660	8.0734	8.2865
Average RMB during such year or period: US$ exchange rate	7.99573	8.20329	8.28723

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Income Taxes: We account for income tax using an asset and liability approach and allow for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future realization is uncertain.

We are operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate generally is 33%. However, the Company qualifies as a high technology company under applicable regulations, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company was granted a two-year tax exemption that will expire in November 2007. For the three years after the expiration of our tax exemption, we will pay income tax at the rate of 7.5%. Thereafter, the company will be subject to a 15% tax rate as long as the company is located and registered in the high and advanced technology development zone.

Statutory Reserve: Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

Other Comprehensive Income: Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Recent Accounting Pronouncements:

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in the fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

We do not anticipate that the adoption of these two standards will have a material impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

MANAGEMENT

The following sets forth the name and position of each of our current executive officers and our sole director.

Name	Age	Position
Xu Jie	45	President, Chief Executive Officer and Secretary; Director
Jin Qihai	51	Executive General Manager
Liu Shupeng	49	Vice General Manager (Blower)
Ge Zengke	52	General Manager
Kuang Yuangdong	29	Chief Financial Officer and Treasurer

Xu Jie. Mr. Xu became President, Chief Executive Officer and Secretary of the Company, and its sole director, upon consummation of the share exchange on February 7, 2007. Mr. Xu has served as legal representative, President and CEO of Wuhan Blower since its inception in March 2004, following the privatization of Wuhan Blower Works. He has over 20 years of production experience, and worked in the Wuhan Blower Works sales department from 1979 until 1998.

Jin Qihai. Mr. Jin became Executive General Manager upon consummation of the share exchange on February 7, 2007. He has served in the same capacity at Wuhan Blower since October 2006. He is responsible for the overall management and marketing at Wuhan Blower. He has over 30 years experience in production and management in the manufacturing industry. He worked at the parent factory of the Ministry of Ordnance Industry No. 616 Factory as director of production, marketing, the engine factory, and as deputy General Engineer. He has also served as assistant to the general manager of Kingway Brewery Holdings Limited in Shengzhen. He concurrently serves as the professional judge for the Mayor’s Quality Award of Shenzhen municipality. He holds a Bachelor of Technology degree and ranks as a professional Senior Engineer.

Liu Shupeng. Mr. Liu became Vice General Manager (Blower) upon consummation of the share exchange on February 7, 2007. He has served in the same capacity at Wuhan Blower since July 2004. He is responsible for overall manufacturing and technology development. He has over 20 years of experience in the production of industrial blowers. In 1982, Mr. Liu joined Wuhan Blower Works, where he served as the Director of the Technology Center, Vice Factory Director, and Chief Engineer. He became Vice General Manager of Wuhan Blower Co., Ltd in 2004. He has studied advanced English at Hubei Economic Management College, and fan technology with Mitsubishi Heavy Industries of Japan. Mr. Liu earned a graduate degree in Economics and Management from Huazhong University of Science and Technology and received his undergraduate degree in fluid mechanics from Huazhong University of Science and Technology.

Ge Zengke. Mr. Ge became a General Manager upon consummation of the share exchange on February 7, 2007. He has served in the same capacity at Wuhan Blower since February 2006. Throughout his career, Mr. Ge has served as General Manager with several companies, including Wuhan Generating Equipment Manufacturing Co., Ltd., Wuhan Qihong Enterprises Development Co., Ltd (a foreign venture), Wuhan Xiangshuo Science and Technology Co., Ltd. and Wuhan Changli Power Station Equipment Co., Ltd. Mr. Ge has served as a Manufacturing Planner, Dispatcher and Director of Wuhan Steam Turbine Generator Plant. He has also served as head of a Generator Plant with Changjiang Energy Group and as Director of Generator Works with the China Chang Jiang Energy Corporation, which later became Wuhan Turbine Works.

Kuang Yuangdong. Mr. Kuang became Chief Financial Officer and Treasurer upon consummation of the share exchange on February 7, 2007. He has served as Chief Financial Officer of Wuhan Blower since March 2006. From 2004 to March 2006, he worked as the manager of the investment department of Wuhan Zhonghe Investment & Management Co., Ltd. Mr. Kuang has worked with Wuhan Securities Co., Ltd. engaging in secondary market operations as a project manager in the investment banking department. He has also worked in the credit department of Wuhan Urban Commercial Bank, the first joint-stock bank in Wuhan with independent corporate qualifications approved by the People’s Bank of China. He received his MBA from Wuhan University, and graduated from Zhongnan University of Economics & Laws with bachelor’s degrees in finance and law.

Board Composition and Committees

Our board of directors is currently composed of one member - Xu Jie. We intend to appoint additional individuals to serve as directors in the near future and anticipate that a majority will be “independent” directors in order to satisfy listing criteria for U.S. stock exchanges.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of our board of directors as soon as we increase the size of our board with independent members. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

In the future, we may adopt a policy of paying independent directors an annual retainer and a fee for attendance at board and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Annual Compensation
Name and Position	Year	Salary ($)		Bonus ($)
Xu Jie President, Chief Executive Officer and Sole Director(1)	2006 2005	$ $	- -	$ $	- -

(1)
Mr. Xu became our President and Chief Executive Officer, and our sole director, upon the closing of the share exchange transaction on February 7, 2007. Prior to such date, Mr. Xu served at UFG and Wuhan Blower Co., Ltd. Mr. Xu did not receive any compensation from UFG or Wuhan Blower during the periods shown.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plans. We do not have a compensation committee; all decisions regarding compensation are determined by our board of directors.

Equity Compensation Plans

We do not currently have any equity compensation plans. No stock options or other equity compensation awards were awarded during the fiscal year ended December 31, 2006.

Employment Agreements

Our subsidiary Wuhan Blower Co., Ltd. has employment agreements with each of our executive officers. Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 7, 2007, we consummated the share exchange transaction between the Company and Fame Good International Limited, the owner of all of the issued and outstanding capital stock of UFG. Mr. Xu, our President and Chief Executive Officer, and his son own all of the capital stock of Fame Good International Limited. Pursuant to the Share Exchange Agreement, we acquired 100% of the outstanding capital stock of UFG in exchange for the issuance of 17,912,446 shares of our common stock to Fame. Immediately following the consummation of the share exchange, we completed a financing transaction in which we issued 10,287,554 shares of convertible preferred stock. Following such transactions, Mr. Xu was the beneficial owner of approximately 60% of our outstanding capital stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock on March 16, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) our sole director, (iii) our principal executive officer and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the last completed fiscal year and (iv) our sole director and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Owned (1)(8)
Xu Jie	17,912,446	(2)	90.9%
Vision Opportunity Master Fund Ltd.	2,100,035	(3)	9.9%
Blue Ridge Investments, L.L.C.	2,165,962	(4)(8)	9.9%
Old Lane LP	2,165,962	(5)(8)	9.9%
QVT Fund, LP	2,165,962	(6)(8)	9.9%
TCW Americas Development Association LP	2,165,962	(7)(8)	9.9%
Jin Qihai	0		*
Liu Shupeng	0		*
Sole Director and Executive Officers as a group (5 persons)	17,912,446	(2)	90.9%

*	Less than 1%.

(1)
Applicable percentage ownership is based on 19,712,446 shares of common stock outstanding as of March 16, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently issuable upon conversion or exercisable within 60 days of March 16, 2007 are deemed to be beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Xu Jie, our President and Chief Executive Officer, is also the President and Chief Executive Officer, as well as a director and the controlling stockholder, of Fame Good International Limited and as a result is deemed to be the beneficial owner of shares of the Company held by Fame Good. Mr. Xu does not own any shares of our common stock directly. Mr. Xu’s business address is Canglongdao Science Park of Wuhan, East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China.

(3)
Vision Opportunity Master Fund Ltd. owns 600,000 shares of common stock and 3,004,292 shares of Series A Convertible Preferred Stock, which are convertible into 3,004,292 shares of our common stock. In addition, Vision holds Series A, J and B Warrants, which entitle it to purchase 1,802,575, 3,004,292 and 1,802,575 shares of our common stock, respectively. The Series A Convertible Preferred Stock and warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Vision at such time, the number of shares of common stock which would result in Vision beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Vision may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Vision beneficially owns 2,100,035 shares of our common stock as of the date of this prospectus. The address of Vision Opportunity Master Fund Ltd. is 20 West 5th Street, New York, New York 10019.

(4)
Blue Ridge Investments, L.L.C. owns 2,145,923 shares of Series A Convertible Preferred Stock, which are convertible into 2,145,923 shares of our common stock. In addition, Blue Ridge holds Series A, J and B Warrants, which entitle it to purchase 1,287,554, 2,145,923 and 1,287,554 shares of our common stock, respectively. The Series A Convertible Preferred Stock and warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Blue Ridge at such time, the number of shares of common stock which would result in Blue Ridge beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Blue Ridge may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Blue Ridge beneficially owns 2,165,962 shares of our common stock as of the date of this prospectus. The address of Blue Ridge Investments, L.L.C. is c/o Bank of America, 9 West 57th Street, New York, New York 10019.

(5)
Old Lane LP owns 2,062,232 shares of Series A Convertible Preferred Stock, which are convertible into 2,062,232 shares of our common stock. In addition, Old Lane holds Series A, J and B Warrants, which entitle it to purchase 1,237,339, 2,062,232 and 1,237,339 shares of our common stock, respectively. Old Lane is deemed to beneficially own these shares, although record ownership of the Series A Convertible Preferred Stock and warrants is in the name of three separate entities affiliated with Old Lane. The Series A Convertible Preferred Stock and warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Old Lane at such time, the number of shares of common stock which would result in Old Lane beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Old Lane may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Old Lane beneficially owns 2,165,962 shares of our common stock as of the date of this prospectus. The address of Old Lane LP is 500 Park Avenue, New York, New York 10036.

(6)
QVT Fund, LP owns 1,287,554 shares of Series A Convertible Preferred Stock, which are convertible into 1,287,554 shares of our common stock. In addition, QVT holds Series A, J and B Warrants, which entitle it to purchase 772,532, 1,287,554 and 772,532 shares of our common stock, respectively. The Series A Convertible Preferred Stock and warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by QVT at such time, the number of shares of common stock which would result in QVT beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. QVT may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, QVT beneficially owns 2,165,962 shares of our common stock as of the date of this prospectus. The address of QVT Financial, LP is 1171 Avenue of the Americas, New York, New York 10036.

(7)
TCW Americas Development Association LP owns 858,369 shares of Series A Convertible Preferred Stock, which are convertible into 858,369 shares of our common stock. In addition, TCW holds Series A, J and B Warrants, which entitle it to purchase 515,021, 858,369 and 515,021 shares of our common stock, respectively. The Series A Convertible Preferred Stock and warrants are not exercisable, however, to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by TCW at such time, the number of shares of common stock which would result in TCW beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. TCW may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, TCW beneficially owns 2,165,962 shares of our common stock as of the date of this prospectus. The address of TCW Americas Development Association LP is 200 Park Avenue, New York, New York 10166.

(8)
Unless otherwise indicated, this shareholder does not presently own any shares of our common stock. In a private placement transaction on February 7, 2007, we issued to this entity (a) shares of our Series A Convertible Preferred Stock, and (b) Series A, Series B and Series J Warrants to purchase shares of our common stock. The terms of the preferred stock and each series of warrants are described in this prospectus in the section entitled “Description of Securities.” Until the preferred stock is converted or the warrants exercised, the shareholder has only limited voting rights with respect to the preferred stock and no voting rights with respect to the warrants. Because the Series A Convertible Preferred Stock and the Warrants are presently convertible into or exercisable for shares of common stock, the holders are deemed to beneficially own such shares of common stock. It is for this reason that the percentages shown add to more than 100%.

SELLING STOCKHOLDERS

The following table sets forth the common stock issuable to the selling stockholders upon conversion of the Series A Preferred Stock and the exercise of various series of stock purchase warrants, and the amount of such common stock offered for resale pursuant to this prospectus, as of March 16, 2007. The selling stockholders acquired an aggregate of 10,287,554 shares of our Series A Preferred Stock in connection with our February 2007 private placement. Each share of Series A Preferred Stock is convertible into one (1) share of common stock. In addition and as part of the February 2007 private placement, the selling stockholders were issued three series of common stock purchase warrants - Series A, Series B, and Series J Warrants - which entitle the holders to purchase an aggregate of 21,145,922 shares of our common stock.

Selling Stockholder	Amount of Common Stock Owned Before the Offering		Amount of Common Stock to be Sold	Number of Shares of Common Stock to be Owned upon Completion of the Offering(1)	Percentage of Shares of Common Stock Owned After Completion of the Offering(1)
Vision Opportunity Master Fund Ltd.	10,213,734	(2)	9,613,734	600,000	2.0%
Blue Ridge Investments, L.L.C.	6,866,954	(3)	6,866,954	0	*
Old Lane LP	6,599,142	(4)	6,599,142	0	*
QVT Fund, LP	4,120,172	(5)	4,120,172	0	*
TCW Americas Development Association LP	2,746,780	(6)	2,746,780	0	*
Halter/Pope USX China Fund	480,000	(7)	480,000	0	*
MidSouth Investors Fund LP	343,347	(8)	343,347	0	*
Whitebox Advisors, LLC	343,347	(9)	343,347	0	*
Lighthouse Consulting Limited	320,000	(10)	320,000	0	*

*	Less than 1%.

(1)
The information presented assumes that all of the selling stockholders will fully convert the Series A Preferred Stock and exercise the warrants for shares of our common stock and that the selling stockholders will sell all shares of our common stock that they receive pursuant to such conversions and exercises.

(2)
Includes 3,004,292 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,802,575 shares of common stock issuable upon exercise of Series A Warrants, 3,004,292 shares of common stock issuable upon exercise of Series J Warrants, and 1,802,575 shares of common stock issuable upon exercise of Series B Warrants. Adam Benowitz, the managing member of the selling stockholder, has sole voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Vision at such time, the number of shares of common stock which would result in Vision beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Vision may waive this ownership cap on 61 days’ prior notice to us.

(3)
Includes 2,145,923 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,287,554 shares of common stock issuable upon exercise of Series A Warrants, 2,145,923 shares of common stock issuable upon exercise of Series J Warrants, and 1,287,554 shares of common stock issuable upon exercise of Series B Warrants. Each officer of the selling stockholder holding the position of Vice President or above shares voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Blue Ridge at such time, the number of shares of common stock which would result in Blue Ridge beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Blue Ridge may waive this ownership cap on 61 days’ prior notice to us.

(4)
Includes 2,062,232 shares of common stock issuable upon conversion of Series A Preferred Stock, 1,237,339 shares of common stock issuable upon exercise of Series A Warrants, 2,062,232 shares of common stock issuable upon exercise of Series J Warrants, and 1,237,339 shares of common stock issuable upon exercise of Series B Warrants. Jonathan Barton, the managing director of the selling stockholder, has sole voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Old Lane at such time, the number of shares of common stock which would result in Old Lane beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Old Lane may waive this ownership cap on 61 days’ prior notice to us.

(5)
Includes 1,287,554 shares of common stock issuable upon conversion of Series A Preferred Stock, 772,532 shares of common stock issuable upon exercise of Series A Warrants, 1,287,554 shares of common stock issuable upon exercise of Series J Warrants, and 772,532 shares of common stock issuable upon exercise of Series B Warrants. Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP.  QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP, except to the extent of its pecuniary interest therein. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by QVT at such time, the number of shares of common stock which would result in QVT beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. QVT may waive this ownership cap on 61 days’ prior notice to us.

(6)
Includes 858,369 shares of common stock issuable upon conversion of Series A Preferred Stock, 515,021 shares of common stock issuable upon exercise of Series A Warrants, 858,369 shares of common stock issuable upon exercise of Series J Warrants, and 515,021 shares of common stock issuable upon exercise of Series B Warrants. Penelope D. Foley, David I. Robbins, and Stacey Riccardo, managing directors of the selling stockholder, share voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by TCW at such time, the number of shares of common stock which would result in TCW beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. TCW may waive this ownership cap on 61 days’ prior notice to us.

(7)
Includes 300,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 180,000 shares of common stock issuable upon exercise of Series A Warrants. William P. Wells, the President of Pope Asset Management, LLC, the advisor to the selling stockholder, and Stephen L. Parr, the Vice President of Pope Asset Management, LLC, the advisor to the selling stockholder, share voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Halter/Pope at such time, the number of shares of common stock which would result in Halter/Pope beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Halter/Pope may waive this ownership cap on 61 days’ prior notice to us.

(8)
Includes 214,592 shares of common stock issuable upon conversion of Series A Preferred Stock and 128,755 shares of common stock issuable upon exercise of Series A Warrants. L.O. Heidtke, the general partner of the selling stockholder, has sole voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by MidSouth at such time, the number of shares of common stock which would result in MidSouth beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. MidSouth may waive this ownership cap on 61 days’ prior notice to us.

(9)
Includes 214,592 shares of common stock issuable upon conversion of Series A Preferred Stock and 128,755 shares of common stock issuable upon exercise of Series A Warrants. Jason Cross, the portfolio manager of the selling stockholder, has sole voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Whitebox at such time, the number of shares of common stock which would result in Whitebox beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Whitebox may waive this ownership cap on 61 days’ prior notice to us.

(10)
Includes 200,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 120,000 shares of common stock issuable upon exercise of Series A Warrants. Feng Bai Ye and Ignacio Badiola Menendez share voting and investment control over these securities. The Series A Convertible Preferred Stock and warrants are not exercisable to the extent that the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by Lighthouse Consulting at such time, the number of shares of common stock which would result in Lighthouse Consulting beneficially owning in excess of 9.9% of the then issued and outstanding shares of our common stock. Lighthouse Consulting may waive this ownership cap on 61 days’ prior notice to us.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and re-sales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that a selling stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, the selling stockholders and any purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “WUHN.OB”. To date, only a very limited and sporadic trading market has developed for our shares and data on past trades would not be meaningful.

As of the date of this prospectus:

1.
There are outstanding 19,712,446 shares of common stock, 10,287,544 shares of Series A Convertible Preferred Stock that are convertible into shares of our common stock, and warrants to purchase 24,289,269 shares of our common stock; and

2.	There are currently approximately 60,000 shares of our common stock that are eligible to be sold pursuant to Rule 144 under the Securities Act.

In general, under Rule 144, a person, including an “affiliate,” who holds “restricted” securities that were acquired from the issuer at least one year before, may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the rule, a number of shares that do not exceed the greater of (i) one percent of our common stock then outstanding or, (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. A person who is not deemed an “affiliate” of our Company and who holds “restricted” securities that were acquired from the issuer at least two years before is entitled to unlimited resales of such restricted securities under Rule 144 without regard to the volume and other limitations described above.

Holders

As of March 16, 2007, we had 19,712,446 shares of $0.0001 par value common stock issued and outstanding held by approximately 90 stockholders of record.

Dividends

We have not declared or paid any cash dividends on our common stock during the last three fiscal years. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share. As of March 16, 2007, there were 19,712,446 shares of our common stock outstanding and 10,287,554 shares of our preferred stock outstanding. All outstanding shares of preferred stock are Series A Convertible Preferred Stock. The complete terms of the relative rights and preferences applicable to the Series A Convertible Preferred Stock are contained in the Certificate of Designation, which was filed as Exhibit 4.1 to our Form 8-K filed on February 13, 2007.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor. Upon liquidation or dissolution, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of common stock. All the outstanding shares of common stock are fully paid and non-assessable. There are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control.

Preferred Stock

Our Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, up to 50,000,000 shares of preferred stock in one or more classes or series. Similarly, our Board of Directors will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date of this prospectus, we have designated 10,500,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock.

The principal terms of the Series A Convertible Preferred Stock are as follows:

Voting: Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series A Convertible Preferred Stock and except as otherwise required by Nevada law, the Series A Convertible Preferred Stock has no voting rights. We may not effect certain specified transactions, which include, among other things, authorizing or increasing the authorized or issued amount of any stock ranking pari passu or senior to the Series A Convertible Preferred Stock, without the affirmative vote or consent of the holders, voting as a class, of at least 75% of the shares of the Series A Convertible Preferred Stock outstanding at the time.

Dividends: The holders of Series A Convertible Preferred Stock are entitled to receive, out of legally available assets, dividends at the rate of 5% per annum, payable quarterly, on the first business day of each April, July, October and January. Dividends on the Series A Convertible Preferred Stock payable in cash or registered shares of common stock, are cumulative and are prior and in preference to payment of any dividend or distribution on any junior stock. So long as any shares of Series A Convertible Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on Series A Convertible Preferred Stock.

Conversion: A holder of Series A Convertible Preferred Stock may, at its option, elect to convert all or any portion of the shares of the Series A Convertible Preferred Stock into a number of shares of common stock equal to the quotient of (i) the liquidation preference amount ($2.33) of the shares of Series A Convertible Preferred Stock being converted divided by (ii) the conversion price, which initially is $2.33 per share, subject to certain adjustments. If, within three business days of our receipt of a conversion notice, our transfer agent fails to issue to the holder the proper number of shares of common stock subject to the conversion notice, or fails to issue a new preferred stock certificate representing the number of shares of Series A Convertible Preferred Stock to which such holder is entitled, we are required to pay damages on each business day after such third business day that such conversion is not timely effected equal to 0.5% of the product of: (i) the number of shares of common stock not timely issued and, in the event we failed timely to deliver a preferred stock certificate, the number of shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock represented by such certificate; and (ii) the closing bid price of our common stock on the last possible date which we could have timely issued such common stock and/or such preferred stock certificate. If we fail to pay those additional damages within five business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made. The conversion price of the Series A Convertible Preferred Stock may be adjusted in the event of (i) common stock split or reclassification; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or equivalents.

Upon satisfaction of certain milestone events, outstanding shares of Series A Convertible Preferred Stock shall automatically convert into shares of our common stock at the conversion prices described above. Automatic conversion shall take place as follows: (1) with respect to all outstanding shares of Series A Convertible Preferred Stock, on that date that is two years following the date the SEC declares effective the registration statement of which this prospectus is a part, provided that the closing bid price of our common stock equals or exceeds $5.00 for a period of 30 consecutive trading days and the trading volume of the common stock for each of those 30 days equals or exceeds 45,000 shares; (2) with respect to 10% of all outstanding shares of Series A Convertible Preferred Stock, (A) on the date following the effective date of the registration of which this prospectus is a part on which the closing bid price of the common stock equals or exceeds $3.50 for a period of at least 10 consecutive trading days and there has been at least one trade effected in the common stock for a period of at least 10 trading days within any 15 consecutive trading day period so long as the closing bid price also exceeds $3.50 on such trading days (the “Trading Milestone”); and (B) thereafter on the date during each of the next three (3) three-month periods the Trading Milestone is achieved.

Liquidation: In the event of the liquidation, dissolution or winding up of our affairs, the holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, out of our assets available for distribution to stockholders, an amount equal to $2.33 per share (the liquidation preference amount of the Series A Convertible Preferred Stock) plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series A Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series A Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. All distribution payments shall be in cash, property valued at its fair market value as determined by an independent appraiser or a combination thereof.

Series A, B and J Warrants

On February 7, 2007, we issued an aggregate of 10,287,554 shares of our Series A Convertible Preferred Stock to nine institutional investors for $2.33 per share in a private placement transaction. The terms of the transaction were set forth in the Preferred Stock Purchase Agreement, dated February 7, 2007 and filed as Exhibit 10.1 to our Form 8-K filed on February 13, 2007 (the “Stock Purchase Agreement”). In connection with this transaction, we also issued three series of common stock purchase warrants - Series A, Series B, and Series J Warrants - which entitle the holders to purchase an aggregate of 21,145,922 shares of our common stock on the terms set forth below.

Pursuant to the Stock Purchase Agreement, the investors in the February 2007 private placement were entitled to “60% warrant coverage” on their investment. As a result, we issued to the investors, on a pro rata basis, warrants to purchase an aggregate of 6,172,531 shares of common stock (60% of the 10,287,554 preferred shares issued in the private placement) (the “Series A Warrants”). The Series A Warrants have an exercise price of $2.57 per share and expire on February 7, 2012.

Pursuant to the Stock Purchase Agreement, any private placement investor who invested at least $2,000,000 has the right, for 21 months, to purchase shares of our common stock on the same terms as such investor’s initial purchase (i.e., up to the same number of shares at $2.33 per share). This right is embodied in warrants issued to those five investors to purchase an aggregate of 9,358,370 shares of common stock (the “Series J Warrants”). The Series J Warrants have an exercise price of $2.33 per share and expire on November 7, 2008.

The Stock Purchase Agreement provides that the investors receiving Series J Warrants are also entitled to “60% warrant coverage” on this additional investment, if made. We therefore issued to these investors warrants to purchase an aggregate of 5,615,021 shares of common stock (60% of the 9,358,370 shares that could be issued as the additional investment) (the “Series B Warrants”). The Series B Warrants can only be exercised upon and to the extent that the Series J Warrants are exercised. The Series B Warrants have an exercise price of $2.57 and expire on February 7, 2012.

The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events including recapitalization of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or other securities convertible into additional shares of common stock. The warrants provide that the Company shall not effect the exercise of any Series A, B or J Warrants, and the warrantholder shall not have the right to exercise the warrants, if, after giving effect to such exercise, such warrantholder would beneficially own more than 9.9% of the then outstanding shares of our common stock. A warrantholder may waive this ownership cap on 61 days’ prior notice to us.

Series C, AA, BB and JJ Warrants

As partial consideration for services rendered by 1st BridgeHouse Securities, LLC, the placement agent for the February 2007 private placement, we agreed to issue warrants to purchase common stock to 1st BridgeHouse in an amount equal to 10% of all shares of Series A Preferred Stock sold in the private placement, plus 10% of any shares of common stock issued pursuant to the Series A, B and J Warrants issued in the private placement.

The Series C, AA, BB and JJ Warrants relate to the Series A Preferred Stock, Series A Warrants, Series B Warrants and Series J Warrants, respectively. The exercise prices of the Series C, AA, BB and JJ Warrants are $2.57, $2.83, $2.83 and $2.57, respectively. These exercise prices are 110% of the purchase price that investors paid or will pay for the related security. 1st BridgeHouse can purchase 1,028,755, up to 617,253, up to 561,502 and up to 935,837 shares of common stock pursuant to the Series C, AA, BB and JJ Warrants, respectively. The exercise prices and numbers of shares are subject to adjustment under the same circumstances described above with respect to the Series A, B and J Warrants.

The Series C, AA, BB and JJ Warrants expire on February 7, 2017.

Transfer Agent and Registrar

Our stock transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado (303) 282-4800.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada law and our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to provisions of our Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by our special Nevada counsel, Kummer Kaempfer Bonner Renshaw & Ferrario, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Wuhan General Group (China), Inc., for the years ended December 31, 2005 and 2004, appearing in this prospectus have been audited by Samuel H. Wong & Co., LLP, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports and other information regarding issuers that file electronically with the SEC.

WUHAN GENERAL GROUP (CHINA), INC.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements for the Years Ended December 31, 2005 and 2004

Independent Auditor’s Report	F-3
Consolidated Balance Sheet	F-4
Consolidated Statements of Income	F-5
Consolidated Statements of Stockholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7-F-8
Notes to Financial Statements	F-9-F-18

Unaudited Interim Consolidated Financial Statements for the Eleven Months Ended November 30, 2006 and 2005

Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets	F-21
Consolidated Statements of Income	F-22
Consolidated Statements of Stockholders’ Equity	F-23
Consolidated Statements of Cash Flows	F-24-F-25
Notes to Financial Statements	F-26-F-35

Wuhan General Group (China), Inc.

Financial Statements

December 31, 2005 and 2004

(Stated in US Dollars)

Board of Directors and Stockholders
Wuhan General Group (China), Inc.

Independent Auditor’s Report

We have audited the accompanying balance sheets of Wuhan General Group (China), Inc. as of December 31, 2005 and 2004, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Wuhan General Group (China), Inc. as of December 31, 2005 and 2004, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Samuel H. Wong & Co., LLP
South San Francisco, California	Samuel H. Wong & Co., LLP
March 8, 2007	Certified Public Accountants

Wuhan General Group (China), Inc.
Balance Sheet
At December 31, 2005 and 2004
(Stated in US Dollars)

	Note
ASSETS		2005	2004

Cash	2(d)	170,360	362,897
Restricted Cash	3	1,388,554	-
Accounts Receivable	2(e), 4	3,698,744	1,450,755
Other Receivable		4,362,830	621,133
Note Receivable	5	1,424,431	-
Inventory	2(f),6	3,398,165	2,698,672
Advance to Suppliers		887,558	3,546,251
Advance to Shareholder		521,805	-
Total Current Assets		16,215,344	8,679,708

Property, Plant & Equipment	2(g),7	10,488,978	1,499,099
Intangible Assets	2(h),8	2,116,310	1,631,449

Total Assets		$28,457,735	$11,810,256

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities

Bank Loans & Notes	9	9,556,073	713,208
Contract Payable	10	2,479,414	-
Accounts Payable		2,470,399	966,918
Taxes Payable		693,473	105,116
Other Payable		2,388,122	1,197,811
Accrued Liabilities		234,291	124,767
Customer Deposits		1,693,307	2,337,597

Total Current Liabilities		19,515,079	5,445,417

Total Liabilities		19,515,079	5,445,417

Stockholders' Equity

Common Stock Capital	11	6,035,882	6,035,882
Additional Paid in Capital		80,528	80,528
Other Comprehensive Income	2(p)	206,082	24
Retained Earnings		2,620,164	248,405

Total Stockholders' Equity		8,942,656	6,364,839

Total Liabilities & Stockholders' Equity		$28,457,735	$11,810,256

See Accompanying Notes to the Financial Statements

Wuhan General Group (China), Inc.
Statements of Income
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	Note
		2005	2004
Revenue

Sales		$11,441,294	$4,007,785
Cost of Sales		7,276,068	2,465,179

Gross Profit		4,165,226	1,542,606

Operating Expenses

Selling Expenses		710,973	532,210
Administration & General		1,060,845	778,417
Interest Expense		256,936	36,959

Total Operating Expense		2,028,754	1,347,586

Operating Income/(Loss)		2,136,472	195,020

Other Income & Expenses

Other Income	12	237,099	54,127
Other Expenses		1,812	742

Total Other Income (Loss) and Expense		235,287	53,385

Income Tax	2(n)	-	-

Net Income		$2,371,759	$248,405

Basic and Diluted Net Income per Common Share		0.120	0.012

Basic and Diluted Weighted Average Common Shares		$19,712,446	$19,712,446

See Accompanying Notes to the Financial Statements

Wuhan General Group (China), Inc.
Statements of Stockholders’ Equity
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	Common Stock	Additional Paid in Capital	Other Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2004	-	-	-	-	-
Issuance of new shares	6,033,911	-	-	-	6,033,911
Reverse-Merger Issuance	1,971	1,901	-	-	3,872
Additional paid-in capital	-	78,627	-	-	78,627
Net income	-	-	-	248,405	248,405
Foreign currency translation adjustment	-	-	24	-	24
Balance, December 31, 2004	6,035,822	80,528	24	248,405	6,364,839

	Common Stock	Additional Paid in Capital	Other Comprehensive Income	Retained Earnings	Total

Balance, January 1, 2005	6,035,822	80,528	24	248,405	6,364,839
Issuance of new shares	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Net income	-	-	-	2,371,759	2,371,759
Foreign currency translation adjustment	-	-	206,058	-	206,058
Balance, December 31, 2005	6,035,822	80,528	206,082	2,620,164	8,942,656

See Accompanying Notes to the Financial Statements

Wuhan General Group (China), Inc.
Statements of Cash Flows
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
Cash Flow from Operating Activities

Sales	$4,905,458	$4,273,471
Cost of Sales	201,550	(6,372,822)
Selling Expenses	(710,973)	(532,210)
Administrative & General Expenses	(744,939)	(584,771)
Interest Expense	(256,936)	(36,959)
Other Income	237,099	54,127
Other Expenses	(1,812)	(742)

Cash Sourced/(Used) in Operating Activities	3,629,447	(3,199,906)

Cash Flows from Investing Activities

Reverse-Merger Cash Acquired		(3,872)
Restricted Cash taken from Unrestricted Cash	1,366,568	-
Notes Receivable	1,401,877	-
Property, Plant & Equipment	9,254,146	1,601,035
Intangible Assets	489,995	1,665,213

Cash Used/(Sourced) in Investing Activities	12,512,586	3,262,376

Cash Flows from Financing Activities

Issuance of Common Stock	-	6,033,379
Additional Paid in Capital	-	78,620
Loan from Bank	8,684,321	713,145
Cash Sourced/(Used) in Financing Activities	8,684,321	6,825,144

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(198,818)	362,862

Effect of Currency Translation	6,281	35

Cash & Cash Equivalents at Beginning of Year	362,897	-

Cash & Cash Equivalents at End of Year	$170,360	$362,897

See Accompanying Notes to the Financial Statements

Wuhan Group Group (China), Inc.
Reconciliation of Net Income to Cash Flow Sourced in Operating Activities
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004

Net Income	$2,371,759	$248,405

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Amortization	55,191	33,908
Depreciation	445,555	102,067
Decrease/(Increase) in Accounts Receivable	(2,174,707)	(1,450,627)
Decrease/(Increase) in Other Receivable	(3,666,316)	(621,078)
Decrease/(Increase) in Inventory	(618,313)	(2,698,434)
Decrease/(Increase) in Advance to Suppliers	2,708,717	(3,545,939)
Decrease/(Increase) in Advance to Shareholder	(513,543)
Increase/(Decrease) in Contract Payable	2,440,155	-
Increase/(Decrease) in Accounts Payable	1,454,556	966,833
Increase/(Decrease) in Taxes Payable	576,311	105,107
Increase/(Decrease) in Other Payable	1,140,347	1,197,706
Increase/(Decrease) in Accrued Liabilities	104,548	124,756
Increase/(Decrease) in Customer Deposits	(694,813)	2,337,390

Total of all adjustments	1,257,687	(3,448,312)

Net Cash Provided by Operating Activities	$3,629,447	$(3,199,906)

See Accompanying Notes to the Financial Statements

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

1. ORGANIZATION AND PRINICPAL ACTIVITIES

Wuhan General Group (China), Inc. (the “Company”) is a holding company whose primary business operations are conducted through its operating subsidiaries Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating Equipment”). Wuhan Blower is a China-based manufacturer of industrial blowers that are components of steam driven electrical power generation plants. Wuhan Generating Equipment is a China-based manufacturer of industrial steam and water turbines, also principally for use in electrical power generation plants.

The Company was formed under the laws of the State of Colorado on July 19, 1988 as Riverside Capital, Inc. On March 18, 1992, the Company changed its name to United National Film Corporation.

In June 2001, the Company suspended all business activities and became a “shell company.”

In 2006, the Company effectively dissolved or abandoned all subsidiaries which may or may not have been active in periods prior to June 2001. On October 20, 2006, the Company changed its state of incorporation from Colorado to Nevada by means of a merger with and into a Nevada corporation formed on September 12, 2006 solely for the purpose of effecting the reincorporation.

On February 7, 2007, the Company entered into a share exchange agreement with Fame Good International Limited (“Fame”) and Universe Faith Group (“UFG”). Prior to the share exchange, Fame was the sole stockholder of UFG, which is the parent company of Wuhan Blower and Wuhan Generating Equipment. Pursuant to the share exchange, UFG became our wholly owned subsidiary and Fame became our controlling stockholder. On March 13, 2007, the Company changed its name from United National Film Corporation to Wuhan General Group (China), Inc.

UFG is a British Virgin Islands company incorporated on August 2, 2006 under the British Virgin Islands Business Companies Act, 2004. UFG functions as the intermediate holding company for Wuhan Blower and Wuhan Generating Equipment. UFG acquired these two companies on or about August 31, 2006 by way of an exchange of shares between UFG and Wuhan Blower.

The share exchange transaction has been accounted for as a recapitalization of UFG where the Company (the legal acquirer) is considered the accounting acquiree and UFG (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of UFG.

Accordingly, the accompanying consolidated financial statements are those of Wuhan Blower, which is the subsidiary of the accounting acquirer (UFG) that was operating during the periods presented. The historical stockholders’ equity of Wuhan Blower prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

(c)	Use of Estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The company maintains bank accounts only in the PRC. The company does not maintain any bank accounts in the United States of America.

(e)	Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

(f)	Inventory

Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(g)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	30 years
Machinery and Equipment	10 years
Furniture and Fixturess	5 years
Motor Vehicles	5 years

(h)	Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

(i)	Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December, 2005 and 2004, there were no significant impairments of its long-lived assets.

(j)	Revenue Recognition

Revenue from the sale of blower products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

(k)	Advertising

The Company expensed all advertising costs as incurred.

(l)	Research and Development

All research and development costs are expensed as incurred.

(m)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	2005	2004
Year end RMB : US$ exchange rate	8.0734	8.2865
Average yearly RMB : US$ exchange rate	8.20329	8.28723

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(n)	Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

All of the Company’s operations are in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company was approved as a highly advanced technology foreign investment enterprise in November 2005, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a 2 year tax exemption. Following the expiration of this tax exemption, the Company will be required to pay 7.5% tax rate for the next three years. In November 2010, the company will be allowed a 15% tax rate as long as the company is located and registered in the high and advance technology development zone.

(o)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(p)	Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(q)	Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

3. RESTRICTED CASH

Restricted Cash represented margin deposits placed with banks to secure banking facilities which are comprised of loans and notes payables in addition to other collateral.

4. ACCOUNTS RECEIVABLE

	2005	2004
Total Accounts Receivable-Trade	$3,712,272	$1,456,069
Less: Allowance for Bad Debts	13,528	5,314
	$3,698,744	$1,450,755

5. NOTE RECEIVABLE

The Company financed a certain unrelated company in the form of an unsecured loan of $2,777,271 (RMB 20,000,000) for a two- year term from 12/31/2004 to 12/31/2006 at 5.115% per annum.

After servicing the debt for one year, the outstanding balance of the Note at 12/31/2005 amounted to $1,424,431 (RMB 11,500,000). Accrued interest receivable through 12/31/2005, which amounted to $85,658 (RMB 702,677), was recognized and recorded in other receivable on the balance sheet.

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

6. INVENTORY

	2005	2004

Raw Materials	$644,366	$202,924
Work in Progress	299,789	857,597
Finished Goods	2,454,010	1,638,151

	$3,398,165	$2,698,672

7. PROPERTY, PLANT AND EQUIPMENT

The following categories of assets are stated at cost.

Property, plant and equipment consist of the following as of December 31:

	2005	2004
Category of Asset
Buildings	$9,160,359	$14,602
Machinery & Equipment	1,168,248	983,973
Furniture & Fixtures	216,493	105,261
Auto	499,811	253,166
	11,044,911	1,357,002
Less: Accumulated Depreciation	557,494	102,077
	10,487,417	1,254,925

Construction in Progress	1,561	244,174

	$10,488,978	$1,499,099

Real property, consisting of Land (108,706.90 square meters) and Buildings (44,233.40 square meters floor spaces), was appraised by a certified professional appraiser for the purpose of establishing a current value. According to the Appraisal Report dated August 24, 2005, the subject property was determined to have a fair market value of $13,661,307 (RMB 110,293,200).

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

8. INTANGIBLE ASSETS

The following categories of assets are stated at cost less amortization.

	2005	2004
Category of Asset
Land Use Rights	$1,797,904	$1,544,681

Goodwill	123,864	120,678
Mitsubishi License	271,678	-
CAD License	1,920	-
Microsoft License	11,829	-
	2,207,195	1,665,359

Less: Accumulated Amortization	90,885	33,910
	$2,116,310	$1,631,449

The Company acquired through Wuhan Hi-Tech Blower Manufacturing Co. Ltd. (WBM) three parcels of Land Use Rights (108,706.90 square meters) for a term of 50 years from March 1, 2004 to March 1, 2054 for a consideration of $1,544,681 (RMB 12,800,000). The land has been used to construct the Company’s real property factory facility.

Goodwill represented business, clientele, source-suppliers, and goodwill acquired from WBH for a consideration of $120,678 (RMB 1,000,000).

9. BANK LOANS AND NOTES

As of December 31, 2005 and 2004, the Company had banking facilities in the form of loans and notes payable.

		Interest Rate
Name of Bank	Due Date	per annum	2005	2004

Bank of Communication	10/11/2006	5.859%	4,582,952
Bank of Communication	10/11/2006	5.859%	1,300,567
CITIC Industrial Bank	9/28/2006	6.138%	2,353,407
CITIC Industrial Bank	9/11/2006	6.138%	1,257,215
Guangdong Development Bank: Note Payable	On Demand	-	61,932
Shanghai Pudong Development Bank	6/22/2006	4.790%		713,208

			$9,556,073	$713,208

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

Banking facilities extended by the Bank of Communication and CITIC Industrial Bank were secured by the Company’s mortgage of real property as collateral in addition to margin deposits as disclosed in Restricted Cash on the Balance Sheet.

The Note Payable to Guangdong Development Bank was interest free because the Bank held compensating balance as margin deposit.

10. CONTRACT PAYABLE

Contract Payable represented accounts payable to Contractors and Suppliers involved in the construction of the new buildings of the factory facilities.

11. CAPITALIZATION

The Company originally had common stock capitalization of $ 6,033,911 as of December 31, 2005 and 2004. On February 7, 2007, the Company, through a chain of re-organization, became the parent company of Universe Faith Group (UFG), which owns Wuhan Blower Co. Ltd. and Wuhan Generator Equipment Manufacturing Co. Ltd.

Fame Group International Limited (“Fame”), being the sole shareholder of UFG, entered into a share exchange agreement with the Company whereby the Company issued 19,712,446 common shares at $0.0001 each to Fame for the benefit of UFG.

The following table summarizes the recapitalization as a result of the share exchange transaction:

	Common Stock Capital	Additional Paid-In Capital
Original Capitalization at December 31, 2005 and 2004	$6,033,911	$78,627
Share Exchange with Fame to issue 19,712,446 shares	1,971	1,901
Recapitalization	$6,035,882	$80,528

Wuhan General Group (China), Inc.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

12. OTHER INCOME

	2005	2004

Sales of parts	$136,293	$54,127
Tax refund	72,910	-
Sundry income	27,896	-
	$237,099	$54,127

13. COMMITMENTS OF STATUTORY RESERVE

In light of PRC laws, the Company is committed to appropriate from its net income to its statutory reserve up to a maximum of 50% of the enterprise’s registered paid up capital. The Company had future unfunded commitments, as determined below:

	2005	2004
Common Stock Capital $6,033,911
- 50% maximum Since the Company has not yet funded the Reserve	$3,016,956	$3,016,956

Wuhan General Group (China) Inc.

Financial Statements

November 30, 2006

(Stated in US Dollars)

Unaudited

Board of Directors and Stockholders
Wuhan General Group (China) Inc.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim consolidated balance sheet of Wuhan General Group (China) Inc. as of November 30, 2006, and the related interim consolidated statements of income, changes in shareholders’ equity, and cash flows for the eleven months then ended. These interim consolidated financial statements are the responsibility of Universe Faith Group Limited’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements in order for them to be in conformity with U.S. generally accepted accounting principles.

	/s/	Samuel H. Wong & Co., LLP

South San Francisco, California		Samuel H. Wong & Co., LLP
March 8, 2007		Certified Public Accountants

Wuhan General Group (China) Inc.
Consolidated Balance Sheets
(Stated in US Dollars)
Unaudited

	Note
ASSETS		Nov 30, 2006	Dec 31, 2005
Cash	3(e)	1,372,755	170,360
Restricted Cash	4	444,628	1,388,554
Accounts Receivable	3(b), 5	11,929,425	3,698,744
Other Receivable		4,978,258	4.362,830
Notes Receivable	6	2,381,722	1,424,431
Inventory	3(g), 7	5,446,264	3,398,165
Prepaid Expenses		5,898	-
Advance to Suppliers		1,169,590	887,558
Advance to Shareholder		523,873	521,805
Total Current Assets		28,252,413	16,215,344

Property, Plant & Equipment	3(h), 8	17,225,665	10,488,978
Intangible Assets	3(i), 9	2,118,991	2,116,310

Total Assets		$47,597,069	$28,457,735

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Bank Loans & Notes	10	13,126,705	9,556,073
Contract Payable	11	2,248,209	2,479,414
Accounts Payable		7,644,297	2,470,399
Taxes Payable		1,395,852	693,473
Other Payable		428,931	2,388,122
Accrued Liabilities		407,195	234,291
Customer Deposits		2,917,055	1,693,307
Total Current Liabilities		28,168,244	19,515,079

Total Liabilities		28,168,244	19,515,079

Stockholders' Equity
Common Stock Capital	12	12,351,573	6,035,882
Additional Paid in Capital		117,286	80,528
Other Comprehensive Income	3(q)	592,495	206,082
Retained Earnings		6,367,471	2,620,164
Total Stockholders' Equity		19,428,825	8,942,656

Total Liabilities & Stockholders' Equity		$47,597,069	$28,457,735

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Wuhan General Group (China) Inc.
Consolidated Statements of Income
(Stated in US Dollars)
Unaudited

	Note	11 months ended	11 months ended
Revenue		Nov 30, 2006	Nov 30, 2005

Sales		$13,705,416	$8,285,012
Cost of Sales		7,272,070	4,532,659
Gross Profit		6,433,346	3,752,353

Operating Expenses

Selling Expenses		761,420	430,293
Administration & General		1,506,845	1,250,833
Interest Expense		451,614	249,988
Total Operating Expense		2,719,879	1,931,114

Operating Income/(Loss)		3,713,467	1,821,239

Other Income & Expenses

Other Income	13	35,269	125,408
Other Expenses		1,429

Total Other Income (Loss) and Expense		33,840	125,408

Income Tax	3(o)	-

Prior Year Adjustments			12,173

Net Income		3,747,307	1,934,474

Basic and diluted net income per common share		0.209	0.108

Basic and diluted weighted average common shares		17,912,446	17,912,446

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Wuhan General Group (China) Inc.
Consolidated Statements of Stockholders’ Equity
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income	Retained earnings	Total

Balance, January 1, 2005	6,035,882	80,528	24	248,405	6,364,839
Issuance of new shares	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Net income	-	-	-	2,371.759	2,371,759
Foreign currency translation adjustment	-	-	206,058	-	206,265
Balance, November 30, 2005	6,035,882	80,528	206,082	2,620,164	8,942,656

Balance, January 1, 2006	6,033,911	78,627	206,082	2,620,164	8,938,784
Issuance of new shares	6,315,691	-	-	-	6,315,691
Reverse-Merger Issuance	1,971	1,901			3,872
Additional paid-in capital	-	36,758	-	-	36,758
Net income	-	-	-	3,747,307	3,747,307
Foreign currency translation adjustment	-	-	386,413	-	386,413
Balance, November 30, 2006	12,351,573	117,286	592,495	6.367,471	19,428,825

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Wuhan General Group (China) Inc.
Consolidated Statements of Cash Flows
(Stated in US Dollars)
Unaudited

	11 months ended Nov 30, 2006	12 months ended Dec 31, 2005
Cash Flows from Operating Activities

Sales	6,405,856	4,905,458
Cost of Sales	(5,256,901)	201,550
Selling Expenses	(761,420)	(710,973)
Administrative & General Expenses	(1,113,221)	(744,939)
Interest Expense	(451,614)	(256,936)
Other Income	35,269	237,099
Other Expenses	(1,429)	(1,812)
Cash Sourced/(Used) in Operating Activities	(1,143,460)	3,629,427

Cash Flows from Investing Activities

Reverse-Merger Cash Acquired	3,872	-
Restricted Cash taken from Unrestricted Cash	(965,708)	1,366,568
Notes Receivable	899,032	1,401,877
Property, Plant & Equipment	7,268,801	9,254,146
Intangible Assets	1,876	489,995
Cash Used/(Sourced) in Investing Activities	7,207,873	12,512,586

Cash Flows from Financing Activities

Issuance of Common Stock	6,253,338	-
Additional Paid in Capital	36,394	-
Loan from Bank	3,232,976	8,684,321
Cash Sourced/(Used) in Financing Activities	9,522,708	8,684,321

Net Increase/(Decrease) in Cash & Cash Equivalents for the Period	1,179,119	(198,818)

Effect of Currency Translation	27,148	6,281

Cash & Cash Equivalents at Beginning of Period	166,488	362,897

Cash & Cash Equivalents at End of Period	$1,372,755	$170,360

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Wuhan General Group (China) Inc.
Consolidated Reconciliations of Net Income to Cash Flow Sourced in Operating Activities
(Stated in US Dollars)
Unaudited

	11 months ended Nov 30, 2006	12 months ended Dec 30, 2005

Net Income	3,747,305	2,371,759

Adjustments to Reconcile Net Income to Net Cash Provided by Cash Activities:
Amortization	59,276	55,191
Depreciation	955,283	445,555
Decrease/(Increase) in Accounts Receivable	(7,972,254)	(2,174,707)
Decrease/(Increase) in Other Receivable	(480,198)	(3,666,316)
Decrease/(Increase) in Inventory	(1,913,510)	(618,313)
Decrease/(Increase) in Prepaid Expenses	(5,788)
Decrease/(Increase) in Advance to Suppliers	(251,506)	2,708,717
Decrease/(Increase) in Advance to Shareholder	12,772	(513,543)
Increase/(Decrease) in Contract Payable	(297,221)	2,440,155
Increase/(Decrease) in Accounts Payable	5,007,326	1,454,556
Increase/(Decrease) in Taxes Payable	669,608	576,311
Increase/(Decrease) in Other Payable	(1,990,389)	1,140,347
Increase/(Decrease) in Accrued Liabilities	163,034	104,548
Increase/(Decrease) in Customer Deposits	1,152,892	(694,813)

Total of all adjustments	(4,890,765)	1,257,687

Net Cash Provided by Operating Activities	$(1,143,460)	$3,629,447

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited
1. ORGANIZATION AND PRINICPAL ACTIVITIES

Wuhan General Group (China), Inc. (the “Company”) is a holding company whose primary business operations are conducted through its operating subsidiaries Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating Equipment”). Wuhan Blower is a China-based manufacturer of industrial blowers that are components of steam driven electrical power generation plants. Wuhan Generating Equipment is a China-based manufacturer of industrial steam and water turbines, also principally for use in electrical power generation plants.

The Company was formed under the laws of the State of Colorado on July 19, 1988 as Riverside Capital, Inc. On March 18, 1992, the Company changed its name to United National Film Corporation.

In June 2001, the Company suspended all business activities and became a “shell company.”

In 2006, the Company effectively dissolved or abandoned all subsidiaries, which may or may not have been active in periods prior to June 2001. On October 20, 2006, the Company changed its state of incorporation from Colorado to Nevada by means of a merger with and into a Nevada corporation formed on September 12, 2006 solely for the purpose of effecting the reincorporation.

On February 7, 2007, the Company entered into a share exchange agreement with Fame Good International Limited (“Fame”) and Universe Faith Group (“UFG”). Prior to the share exchange, Fame was the sole stockholder of UFG, which is the parent company of Wuhan Blower and Wuhan Generating Equipment. Pursuant to the share exchange, UFG became our wholly owned subsidiary and Fame became our controlling stockholder. On March 13, 2007, the Company changed its name from United National Film Corporation to Wuhan General Group (China), Inc.

The share exchange transaction has been accounted for as a recapitalization of UFG where the Company (the legal acquirer) is considered the accounting acquiree and UFG (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of UFG.

Accordingly, the accompanying consolidated financial statements are those of the accounting acquirer (UFG). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented. See also Note 11.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

(b) Consolidation

The interim consolidated financial statements include the accounts of the Company and its subsidiaries, WHB and WGE. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

(c) Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

(d) Use of Estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(e) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The company maintains bank accounts only in the PRC. The company does not maintain any bank accounts in the United States of America.

(f) Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(g) Inventory

Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited
(h) Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	30 years
Machinery and Equipment	10 years
Furniture and Fixtures	5 years
Motor Vehicles	5 years

(i) Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

(j) Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of November 30, 2006, there were no significant impairments of its long-lived assets.

(k) Revenue Recognition

Revenue from the sale of blower products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

(l) Advertising

The Company expensed all advertising costs as incurred.

(m) Research and Development

All research and development costs are expensed as incurred.

(n) Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	11/30/2006	12/31/2005
Period end RMB : US $exchange rate	7.84660	8.07340
Average period RMB : US $exchange rate	7.99573	8.20329

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US $at the rates used in translation.

(o) Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

All of the Company’s operations are in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company was approved as a highly advanced technology foreign investment enterprise in November 2005, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a 2 year tax exemption. Following the expiration of this tax exemption, the Company will be required to pay 7.5% tax rate for the next three years. In November 2010, the company will be allowed a 15% tax rate as long as the company is located and registered in the high and advance technology development zone.

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited
(p) Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(q) Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(r) Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

3. RESTRICTED CASH

Restricted Cash represented margin deposits placed with banks to secure banking facilities which are comprised of loans and notes payables in addition to other collateral.

4. ACCOUNTS RECEIVABLE

	11/30/2006	12/31/2005
Total Accounts Receivable-Trade	$11,943,345	$3,712,272

Less: Allowance for Bad Debts	13,920	13,528

	$11,929,425	$3,698,744

5. NOTES RECEIVABLE

Notes Receivable, as of November 30, 2006 was comprised of one major account carried over from 2004, and 22 accounts originated during the first nine months of 2006.

	11/30/2006	12/31/2005
Borrower, Hubei Deeloong Group Co. Ltd. Balance of Note (2 year term from 12/31/2004 to 12/31/2006 at 5.115% per annum)	$1,465,603	$1,424,431
22 Borrowers of Short Term Notes maturing within one year at interest rates between 5.50% - 6.25%	916,119	0
	$2,381,722	$1,424,431

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited
6. INVENTORY

	11/30/2006	12/31/2005

Raw Materials	$1,529,285	$644,366
Work in Progress	1,722,572	299,789
Finished Goods	2,184,407	2,454,010

	$5,446,264	$3,398,165

7. PROPERTY, PLANT AND EQUIPMENT

The following categories of assets are stated at cost.

Property, plant and equipment consist of the following as of November 30, 2006:

	11/30/2006	12/31/2005
Category of Asset
Buildings	9,341,569	9,160,359
Machinery & Equipment	8,451,185	1,168,248
Furniture & Fixtures	247,175	216,493
Auto	613,633	499,811
	18,653,562	11,044,911

Less: Accumulated Depreciation	1,547,046	557,494
	17,106,576	10,487,417

Construction in Progress	119,149	1,561

	$17,225,665	$10,488,978

Real property, consisting of Land (108,706.90 square meters) and Buildings (44,233.40 square meters floor spaces), was appraised by a certified professional appraiser for the purpose of establishing a current value. According to the Appraisal Report dated August 24, 2005, the subject property was determined to have a fair market value of $13,661,307 (RMB 110,293,200).

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

8. INTANGIBLE ASSETS

The following categories of assets are stated at cost less amortization.

	11/30/2006	12/31/2005
Category of Asset
Land Use Rights	$1,849,871	$1,707,904
Goodwill	127,444	123,864
Mitsubishi License	279,531	271,678
CAD License	3,887	1,920
Microsoft License	12,171	11,829
	2,272,904	2,207,195

Less: Accumulated Amortization	153,913	90,885

	$2,118,991	$2,116,310

The Company acquired through Wuhan Hi-Tech Blower Manufacturing Co. Ltd. (WBM) three parcels of Land Use Rights (108,706.90 square meters) for a term of 50 years from March 1, 2004 to March 1, 2054 for a consideration of $1,544,681 (RMB 12,800,000). The land has been used to construct the Company’s real property factory facility.

Goodwill represented business, clientele, source-suppliers, and goodwill acquired from WBH for a consideration of $120,678 (RMB 1,000,000).

Wuhan General Group (China) Inc.
Notes to the Financial Statements
for the eleven months ended November 30, 2006
(Stated in US Dollars)
Unaudited

9. BANK LOANS AND NOTES

As of November 30, 2006, the Company had banking facilities in the form of bank loans and loan facilities from other non-bank entities.

		Interest Rate
Name of Bank	Due Date	per annum	11/30/2006

Bank of Communication	4/11/2007	6.615%	4,715,418
Bank of Communication	4/11/2007	6.615%	1,338,159
CITIC Industrial Bank	10/12/2007	6.732%	2,421,431
Shanghai Pudong Development Bank	10/18/2007	6.426%	2,039,100
Agricultural Bank of China	10/31/2007	6.732%	2,548,875
9 Notes	Various Dates	-	63,722
			$13,126,705

Banking facilities extended by the Bank of Communication were secured by the Company’s mortgage of real property as collateral in addition to margin deposits as disclosed in Restricted Cash on the Balance Sheet.

As of December 31, 2005, the Company had banking facilities in the form of loans and notes payable.

		Interest Rate
Name of Bank	Due Date	per annum	12/31/2005

Bank of Communication	10/11/2006	5.859%	4,582,952
Bank of Communication	10/11/2006	5.859%	1,300,567
CITIC Industrial Bank	9/28/2006	6.138%	2,353,407
CITIC Industrial Bank	9/11/2006	6.138%	1,257,215
Guangdong Development Bank: Note Payable	On Demand	-	61,932
			$9,556,073

10. CONTRACT PAYABLE

Contract Payable represented accounts payable to Contractors and Suppliers involved in the construction of the new buildings of the factory facilities.

11. CAPITALIZATION

The Company originally had common stock capitalization of $12,349,602 as of November 30, 2006.

On February 7, 2007, the Company entered into a share exchange agreement with Fame Good International Limited (“Fame”) and Universe Faith Group (“UFG”), which became the parent of Wuhan Blower Co. Ltd. Pursuant to the share exchange agreement, the Company issued 19,712,466 common shares at $0.0001 each to Fame for the benefit of UFG.

As a result of the share exchange transaction, the Company restated its capitalization to recognize the 19,712,446 shares as the total issued and outstanding shares at the value as disclosed in the accompanying consolidated balance sheet and consolidated statement of stockholder’s equity. The following table summarizes the recapitalization:

	Common Stock Capital	Additional Paid-In Capital
Original Capitalization at November 30, 2006	$12,349,602	$115,385
Share Exchange with Fame to issue 19,712,446 shares	1,971	1,901
Recapitalization	$12,351,573	$117,286

12. OTHER INCOME

	11/30/2006	11/30/2005

Export Rebate from Government	$26,930	$100,666
Miscellaneous Income	8,339	24,742
	$35,269	$124,408

13. COMMITMENTS OF STATUTORY RESERVE

In light of PRC laws, the Company is committed to appropriate from its net income to its statutory reserve up to a maximum of 50% of the enterprise’s registered paid up capital. The Company had future unfunded commitments, as determined below:

	11/30/2006	12/31/2005

Common Stock Capital	$12,349,602	$6,033,911

- 50% maximum Since the Company has not yet funded the Reserve	$6,174,801	$3,016,956

31,433,476 Shares

of

Common Stock

of

Wuhan General Group (China), Inc.

PROSPECTUS

The date of this prospectus is _____________, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada law and our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$2,878
Printing Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	20,000
Blue Sky Fees and Expenses	0
Transfer Agent and Registrar Fees	2,000
Miscellaneous	3,000
Total	$87,878

Item 26. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. All share figures provided below have been adjusted to account for the 2000 for 1 reverse stock split that was effected in December 2006.

On November 22, 2005, we issued 9,410 shares of our common stock to Glenn A. Little for $18,818. On that same date, we issued a convertible debenture to Glenn A. Little for $88,182. This convertible debenture was later amended and converted into 1,200,000 shares of our common stock.

On November 23, 2005, we issued 700 shares of our common stock to six former officers and directors for services rendered.

On February 7, 2007, we completed a share exchange transaction, in which we issued to Fame Good International Limited (“Fame”), as the sole stockholder of Universe Faith Group Limited (“UFG”), 17,912,446 newly issued shares of our common stock in exchange for all of the issued and outstanding capital stock of UFG held by Fame. As a result, UFG became our wholly owned subsidiary and Fame became our controlling stockholder.

Also on February 7, 2007, we completed a private placement transaction in which we issued to nine institutional investors (the “Investors”) an aggregate of 10,287,554 shares of our newly created Series A Convertible Preferred Stock at a price of $2.33 per share for gross proceeds of $23,970,000. The Preferred Stock is convertible into shares of our common stock on a 1-for-1 basis and is entitled to a dividend equal to 5% per annum, payable quarterly. We also issued to the private placement investors various series of warrants to purchase an aggregate of 21,145,922 shares of our common stock at exercise prices of either $2.33 per share or $2.57 per share, subject to adjustment under certain circumstances. Certain of the warrants expire 21 months from the date of issuance and others expire five years from the date of issuance. 1st BridgeHouse Securities, LLC acted as placement agent in connection with the private placement and, in addition to cash fees, received a warrant to purchase 1,028,755 shares of our common stock (10% of the shares sold in the private placement) at an exercise price of $2.57 per share, expiring in February 2017. In addition, as the holders of the investor warrants described above exercise their warrants, 1st BridgeHouse will be entitled to exercise additional warrants equal to 10% of the shares issued upon exercises by the Investors.

Also on February 7, 2007, we issued 500,000 shares of our common stock to Glenn A. Little for $40,000.

With respect to the issuances of securities described above, we relied upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D. All recipients of restricted shares either received adequate information about the Company or had access, through employment and/or business relationships with the Company, to such information.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to the “Registrant” in this Exhibit List mean Wuhan General Group (China), Inc., a Nevada corporation.

Exhibit No.	Description

2.1
Share Exchange Agreement, dated February 7, 2007, among the Registrant, Universe Faith Group Limited and Fame Good International Limited (incorporated herein by reference to Exhibit 2.1 to our Form 8-K filed on February 13, 2007)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3i.1 to our Form 8-K filed on November 1, 2006)

3.2	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed on March 9, 2007)

3.3	Amended and Restated Bylaws (as amended through March 8, 2007) (incorporated herein by reference to Exhibit 3.2 to our Form 8-K filed on March 9, 2007)

4.1
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of the Registrant, dated February 7, 2007, including the Certificate of Correction filed on February 12, 2007 (incorporated herein by reference to Exhibit 4.1 to our Form 8-K filed on February 13, 2007)

4.2	Form of Series A Warrant (incorporated herein by reference to Exhibit 4.2 to our Form 8-K filed on February 13, 2007)

4.3	Form of Series B Warrant (incorporated herein by reference to Exhibit 4.3 to our Form 8-K filed on February 13, 2007)

4.4	Form of Series J Warrant (incorporated herein by reference to Exhibit 4.4 to our Form 8-K filed on February 13, 2007)

4.5	Series C Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.5 to our Form 8-K filed on February 13, 2007)

4.6	Series AA Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.6 to our Form 8-K filed on February 13, 2007)

4.7	Series BB Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.7 to our Form 8-K filed on February 13, 2007)

4.8	Series JJ Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.8 to our Form 8-K filed on February 13, 2007)

5.1*	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario

10.1
Series A Convertible Preferred Stock Purchase Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Exhibit A thereto (incorporated herein by reference to Exhibit 10.1 to our Form 8-K filed on February 13, 2007)

10.2
Registration Rights Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Schedule I thereto (incorporated herein by reference to Exhibit 10.2 to our Form 8-K filed on February 13, 2007)

10.3
Escrow Agreement, dated February 7, 2007, by and among the Registrant, 1st BridgeHouse Securities, LLC and American Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 10.3 to our Form 8-K filed on February 13, 2007)

10.4
Securities Escrow Agreement dated February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd., Fame Good International Limited and Kramer Levin Naftalis & Frankel LLP (incorporated herein by reference to Exhibit 10.4 to our Form 8-K filed on February 13, 2007)

10.5	Lock-Up Agreement dated February 7, 2007 between the Registrant and Fame Good International Limited (incorporated herein by reference to Exhibit 10.6 to our Form 8-K filed on February 13, 2007)

10.6
License and Technical Assistance Agreement, dated July 5, 2005, between Wuhan Blower Co., Ltd. and Mitsubishi Heavy Industries, Ltd. (incorporated herein by reference to Exhibit 10.7 to our Form 8-K filed on February 13, 2007)

10.7	Loan Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.8 to our Form 8-K filed on February 13, 2007)

10.8	Pledge Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.9 to our Form 8-K filed on February 13, 2007)

10.9
Loan Agreement, dated November 7, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (incorporated herein by reference to Exhibit 10.10 to our Form 8-K filed on February 13, 2007)

10.10
Pledge Agreement, dated October 11, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch) (incorporated herein by reference to Exhibit 10.11 to our Form 8-K filed on February 13, 2007)

10.11
Loan Agreement, dated November 25, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch) (incorporated herein by reference to Exhibit 10.12 to our Form 8-K filed on February 13, 2007)

10.12
Loan Agreement, dated October 19, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.13 to our Form 8-K filed on February 13, 2007)

10.13
Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.14 to our Form 8-K filed on February 13, 2007)

10.14
Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.15 to our Form 8-K filed on February 13, 2007)

10.15
Loan Agreement, dated October 30, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.16 to our Form 8-K filed on February 13, 2007)

10.16
Loan Agreement, dated October 31, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.17 to our Form 8-K filed on February 13, 2007)

10.17
Pledge Agreement, dated October 24, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.18 to our Form 8-K filed on February 13, 2007)

10.18
Construction Agreement, dated March 28, 2006, between Hubei Gongchuang Real Estate Co., Ltd. and Hubei Huadu Construction Co., Ltd. (incorporated herein by reference to Exhibit 10.19 to our Form 8-K filed on February 13, 2007)

10.19
Technology Development Agreement, dated August 1, 2006, between Wuhan Blower Co., Ltd. and Huazhong University of Science and Technology (incorporated herein by reference to Exhibit 10.20 to our Form 8-K filed on February 13, 2007)

10.20	Employment Agreement, dated October 8, 2006, between Wuhan Blower Co., Ltd. and Jin Qihai (incorporated herein by reference to Exhibit 10.21 to our Form 8-K filed on February 13, 2007)

10.21	Employment Agreement, dated July 1, 2004, between Wuhan Blower Co., Ltd. and Liu Shupeng (incorporated herein by reference to Exhibit 10.22 to our Form 8-K filed on February 13, 2007)

10.22	Employment Agreement, dated February 15, 2006, between Wuhan Blower Co., Ltd. and Ge Zengke (incorporated herein by reference to Exhibit 10.23 to our Form 8-K filed on February 13, 2007)

10.23	Employment Agreement, dated March 10, 2006, between Wuhan Blower Co., Ltd. and Kuang Yuangdong (incorporated herein by reference to Exhibit 10.24 to our Form 8-K filed on February 13, 2007)

21.1*	List of Subsidiaries

23.1*	Consent of Samuel H. Wong & Co. LLP, CPA

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (contained in Exhibit 5.1)

*	Filed herewith.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wuhan, People’s Republic of China on March 16, 2007.

Wuhan General Group (China), Inc.

By:	/s/ Xu Jie
Name: Xu Jie
Title: President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature	Title	Date

/s/ Xu Jie	President, Chief Executive Officer and	March 16, 2007
Xu Jie	Sole Director (principal executive officer)

/s/ Kuang Yuangdong	Chief Financial Officer	March 16, 2007
Kuang Yuangdong	(principal financial officer)

Exhibit Index

Exhibit No.	Description

2.1
Share Exchange Agreement, dated February 7, 2007, among the Registrant, Universe Faith Group Limited and Fame Good International Limited (incorporated herein by reference to Exhibit 2.1 to our Form 8-K filed on February 13, 2007)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3i.1 to our Form 8-K filed on November 1, 2006)

3.2	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed on March 9, 2007)

3.3	Amended and Restated Bylaws (as amended through March 8, 2007) (incorporated herein by reference to Exhibit 3.2 to our Form 8-K filed on March 9, 2007)

4.1
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of the Registrant, dated February 7, 2007, including the Certificate of Correction filed on February 12, 2007 (incorporated herein by reference to Exhibit 4.1 to our Form 8-K filed on February 13, 2007)

4.2	Form of Series A Warrant (incorporated herein by reference to Exhibit 4.2 to our Form 8-K filed on February 13, 2007)

4.3	Form of Series B Warrant (incorporated herein by reference to Exhibit 4.3 to our Form 8-K filed on February 13, 2007)

4.4	Form of Series J Warrant (incorporated herein by reference to Exhibit 4.4 to our Form 8-K filed on February 13, 2007)

4.5	Series C Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.5 to our Form 8-K filed on February 13, 2007)

4.6	Series AA Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.6 to our Form 8-K filed on February 13, 2007)

4.7	Series BB Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.7 to our Form 8-K filed on February 13, 2007)

4.8	Series JJ Warrant, dated February 7, 2007, between the Registrant and 1st BridgeHouse Securities, LLC (incorporated herein by reference to Exhibit 4.8 to our Form 8-K filed on February 13, 2007)

5.1*	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario

10.1
Series A Convertible Preferred Stock Purchase Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Exhibit A thereto (incorporated herein by reference to Exhibit 10.1 to our Form 8-K filed on February 13, 2007)

10.2
Registration Rights Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Schedule I thereto (incorporated herein by reference to Exhibit 10.2 to our Form 8-K filed on February 13, 2007)

10.3
Escrow Agreement, dated February 7, 2007, by and among the Registrant, 1st BridgeHouse Securities, LLC and American Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 10.3 to our Form 8-K filed on February 13, 2007)

10.4
Securities Escrow Agreement dated February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd., Fame Good International Limited and Kramer Levin Naftalis & Frankel LLP (incorporated herein by reference to Exhibit 10.4 to our Form 8-K filed on February 13, 2007)

10.5	Lock-Up Agreement dated February 7, 2007 between the Registrant and Fame Good International Limited (incorporated herein by reference to Exhibit 10.6 to our Form 8-K filed on February 13, 2007)

10.6
License and Technical Assistance Agreement, dated July 5, 2005, between Wuhan Blower Co., Ltd. and Mitsubishi Heavy Industries, Ltd. (incorporated herein by reference to Exhibit 10.7 to our Form 8-K filed on February 13, 2007)

10.7	Loan Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.8 to our Form 8-K filed on February 13, 2007)

10.8	Pledge Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.9 to our Form 8-K filed on February 13, 2007)

10.9
Loan Agreement, dated November 7, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (incorporated herein by reference to Exhibit 10.10 to our Form 8-K filed on February 13, 2007)

10.10
Pledge Agreement, dated October 11, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch) (incorporated herein by reference to Exhibit 10.11 to our Form 8-K filed on February 13, 2007)

10.11
Loan Agreement, dated November 25, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch) (incorporated herein by reference to Exhibit 10.12 to our Form 8-K filed on February 13, 2007)

10.12
Loan Agreement, dated October 19, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.13 to our Form 8-K filed on February 13, 2007)

10.13
Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.14 to our Form 8-K filed on February 13, 2007)

10.14
Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch) (incorporated herein by reference to Exhibit 10.15 to our Form 8-K filed on February 13, 2007)

10.15
Loan Agreement, dated October 30, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.16 to our Form 8-K filed on February 13, 2007)

10.16
Loan Agreement, dated October 31, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.17 to our Form 8-K filed on February 13, 2007)

10.17
Pledge Agreement, dated October 24, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch) (incorporated herein by reference to Exhibit 10.18 to our Form 8-K filed on February 13, 2007)

10.18
Construction Agreement, dated March 28, 2006, between Hubei Gongchuang Real Estate Co., Ltd. and Hubei Huadu Construction Co., Ltd. (incorporated herein by reference to Exhibit 10.19 to our Form 8-K filed on February 13, 2007)

10.19
Technology Development Agreement, dated August 1, 2006, between Wuhan Blower Co., Ltd. and Huazhong University of Science and Technology (incorporated herein by reference to Exhibit 10.20 to our Form 8-K filed on February 13, 2007)

10.20	Employment Agreement, dated October 8, 2006, between Wuhan Blower Co., Ltd. and Jin Qihai (incorporated herein by reference to Exhibit 10.21 to our Form 8-K filed on February 13, 2007)

10.21	Employment Agreement, dated July 1, 2004, between Wuhan Blower Co., Ltd. and Liu Shupeng (incorporated herein by reference to Exhibit 10.22 to our Form 8-K filed on February 13, 2007)

10.22	Employment Agreement, dated February 15, 2006, between Wuhan Blower Co., Ltd. and Ge Zengke (incorporated herein by reference to Exhibit 10.23 to our Form 8-K filed on February 13, 2007)

10.23	Employment Agreement, dated March 10, 2006, between Wuhan Blower Co., Ltd. and Kuang Yuangdong (incorporated herein by reference to Exhibit 10.24 to our Form 8-K filed on February 13, 2007)

21.1*	List of Subsidiaries

23.1*	Consent of Samuel H. Wong & Co. LLP, CPA

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (contained in Exhibit 5.1)

*	Filed herewith.